EXHIBIT 10.1






                     PLM INTERNATIONAL, INC.






                         NOTE AGREEMENT


                    Dated as of June 30, 1994



      Re:  $35,000,000 9.78% Series A Senior Secured Notes
                        Due June 30, 2001


     $10,000,000 Floating Rate Series B Senior Secured Notes
                        Due June 30, 2001

                        TABLE OF CONTENTS


Section                      Heading                         Page


1.   DESCRIPTION OF NOTES AND DEFINITIONS. . . . . . . . . . .  1
     1.1  Description of Notes . . . . . . . . . . . . . . . .  1
     1.2  Terms; Security. . . . . . . . . . . . . . . . . . .  2
     1.3  Definitions. . . . . . . . . . . . . . . . . . . . .  2

2.   ISSUANCE AND DELIVERY OF NOTES. . . . . . . . . . . . . . 23
     2.1  Registration of Notes. . . . . . . . . . . . . . . . 23
     2.2  Exchange of Notes. . . . . . . . . . . . . . . . . . 23
     2.3  Transfer of Notes. . . . . . . . . . . . . . . . . . 23
     2.4  General Rules. . . . . . . . . . . . . . . . . . . . 24
     2.5  Valid Obligations. . . . . . . . . . . . . . . . . . 24
     2.6  Replacement of Notes . . . . . . . . . . . . . . . . 24

3.   PAYMENT OF NOTES, COLLATERAL, TRUST ACCOUNT, CASH
     COLLATERAL ACCOUNTS AND RELEASE OF COLLATERAL . . . . . . 25
     3.1  Direct Payment . . . . . . . . . . . . . . . . . . . 25
     3.2  Issuance Taxes . . . . . . . . . . . . . . . . . . . 25
     3.3  Required Prepayments . . . . . . . . . . . . . . . . 25
     3.4  Optional Prepayments . . . . . . . . . . . . . . . . 25
     3.5  Notice of Prepayments. . . . . . . . . . . . . . . . 26
     3.6  Allocation of Prepayments. . . . . . . . . . . . . . 26
     3.7  Payments by Collateral Agent . . . . . . . . . . . . 26
     3.8  Collateral . . . . . . . . . . . . . . . . . . . . . 27
     3.9  Trust Account and Cash Collateral Account. . . . . . 27
     3.10 Release of Collateral. . . . . . . . . . . . . . . . 28

4.   EVIDENCE OF ACTS OF NOTE HOLDERS. . . . . . . . . . . . . 29
     4.1  Execution by Note Holders or Agents. . . . . . . . . 29
     4.2  Future Holders Bound . . . . . . . . . . . . . . . . 29

5.   DEFAULTS - REMEDIES . . . . . . . . . . . . . . . . . . . 29
     5.1  Events of Default. . . . . . . . . . . . . . . . . . 29
     5.2  Notice of Claimed Default. . . . . . . . . . . . . . 32
     5.3  Acceleration of Maturities . . . . . . . . . . . . . 32
     5.4  Rescission of Acceleration . . . . . . . . . . . . . 33
     5.5  Default Remedies . . . . . . . . . . . . . . . . . . 34
     5.6  Other Enforcement Rights . . . . . . . . . . . . . . 35
     5.7  Effect of Sale, etc. . . . . . . . . . . . . . . . . 36
     5.8  Delay or Omission; No Waiver . . . . . . . . . . . . 36
     5.9  Restoration of Rights and Remedies . . . . . . . . . 36
     5.10 Application of Sale Proceeds . . . . . . . . . . . . 37
     5.11 Cumulative Remedies. . . . . . . . . . . . . . . . . 37
     5.12 Limitations on Suits . . . . . . . . . . . . . . . . 38
     5.13 Suits for Principal and Interest . . . . . . . . . . 38
     5.14 Undertakings . . . . . . . . . . . . . . . . . . . . 38
     5.15 Waiver by the Company. . . . . . . . . . . . . . . . 39

6.   COMPANY COVENANTS . . . . . . . . . . . . . . . . . . . . 39
     6.1  Company Existence, Etc . . . . . . . . . . . . . . . 39
     6.2  Insurance. . . . . . . . . . . . . . . . . . . . . . 39
     6.3  Taxes, Claims for Labor and Materials, Compliance
          with Laws. . . . . . . . . . . . . . . . . . . . . . 40
     6.4  Maintenance, Etc.. . . . . . . . . . . . . . . . . . 40
     6.5  Agreement to Deliver Security Documents. . . . . . . 41
     6.6  Payment of Notes and Maintenance of Office . . . . . 43
     6.7  Nature of Business; Diversification of Assets. . . . 43
     6.8  Use of Proceeds. . . . . . . . . . . . . . . . . . . 44
     6.9  Deposit of Payments Under Approved Subordinated
          Debt . . . . . . . . . . . . . . . . . . . . . . . . 44
     6.10 Sale of Equipment. . . . . . . . . . . . . . . . . . 44
     6.11 Minimum Collateral Coverage Ratio. . . . . . . . . . 44
     6.12 Maximum Note Balance to Net Worth Ratio. . . . . . . 44
     6.13 Minimum Consolidated Net Worth . . . . . . . . . . . 44
     6.14 Minimum Consolidated Interest Coverage Ratio . . . . 44
     6.15 Maximum Funded Debt Maintenance Ratio. . . . . . . . 44
     6.16 Restricted Payments. . . . . . . . . . . . . . . . . 45
     6.17 Limitation on Liens. . . . . . . . . . . . . . . . . 45
     6.18 Mergers, Consolidations, Etc.. . . . . . . . . . . . 46
     6.19 Transactions with Affiliates . . . . . . . . . . . . 47
     6.20 Repurchase of Notes. . . . . . . . . . . . . . . . . 47
     6.21 Investments. . . . . . . . . . . . . . . . . . . . . 47
     6.22 Notice of Default and Event of Default . . . . . . . 49
     6.23 Reports and Rights of Inspection . . . . . . . . . . 49
     6.24 Amendment of Note Documents. . . . . . . . . . . . . 54
     6.25 Subordinated Debt. . . . . . . . . . . . . . . . . . 54
     6.26 Distributions by Subsidiaries. . . . . . . . . . . . 55
     6.27 Further Assurances . . . . . . . . . . . . . . . . . 55
     6.28 Independence of Covenants. . . . . . . . . . . . . . 55

7.   COLLATERAL AGENT. . . . . . . . . . . . . . . . . . . . . 55

8.   AMENDMENTS, WAIVERS AND CONSENTS. . . . . . . . . . . . . 56
     8.1  Consent Required . . . . . . . . . . . . . . . . . . 56
     8.2  Effect of Amendment or Waiver. . . . . . . . . . . . 56

9.   MISCELLANEOUS; EXPENSES, TAXES AND INDEMNIFICATION. . . . 57
     9.1  Successors and Assigns . . . . . . . . . . . . . . . 57
     9.2  Partial Invalidity . . . . . . . . . . . . . . . . . 57
     9.3  Communications . . . . . . . . . . . . . . . . . . . 57
     9.4  Governing Law. . . . . . . . . . . . . . . . . . . . 58
     9.5  Maximum Interest Payable . . . . . . . . . . . . . . 58
     9.6  Counterparts . . . . . . . . . . . . . . . . . . . . 58
     9.7  Headings etc.. . . . . . . . . . . . . . . . . . . . 58
     9.8  Amendments . . . . . . . . . . . . . . . . . . . . . 59
     9.9  Benefits of Agreement Restricted to Parties and
          Note Holders . . . . . . . . . . . . . . . . . . . . 59
     9.10 Waiver of Notice . . . . . . . . . . . . . . . . . . 59
     9.11 Holidays . . . . . . . . . . . . . . . . . . . . . . 59
     9.12 Accounting Principles. . . . . . . . . . . . . . . . 59
     9.13 Directly or Indirectly . . . . . . . . . . . . . . . 59
     9.14 Exhibits . . . . . . . . . . . . . . . . . . . . . . 59
     9.15 Satisfaction and Discharge of Agreement. . . . . . . 59
     9.16 Conflicts with Security Documents. . . . . . . . . . 60
     9.17 Expenses of Transaction. . . . . . . . . . . . . . . 60
     9.18 Taxes, Etc.. . . . . . . . . . . . . . . . . . . . . 61
     9.19 Indemnification. . . . . . . . . . . . . . . . . . . 61
     9.20 Entire Agreement . . . . . . . . . . . . . . . . . . 62

Attachments to Note Agreement:

Schedules

Schedule I      -   Names and Addresses of Purchasers
Schedule II     -   Amortization Table
Schedule III   -    Independent Appraiser
Schedule 6.21 -Investments existing on Closing Date

Exhibits

Exhibit A-1     -   Form of Series A Note
Exhibit A-2     -   Form of Series B Note
Exhibit B       -   First Union Cash Collateral Account Agreement
Exhibit C       -   Collateral Agency Agreement
Exhibit D  -   Compliance Certificate
Exhibit E  -   Note Purchase Agreements
Exhibit F  -   Security Agreement (Trailers)
Exhibit G  -   Security Agreement (Master)
Exhibit H  -   Security Agreement (Trust Account)
Exhibit I       -   Trust Agreement
Exhibit J  -   Form of Stock Pledge Agreement
Exhibit K  -   Form of Certificate for release of funds
Exhibit L  -   Form of Certificate for release of collateral
Exhibit M  -   Certificate of Title Agency Agreement
Exhibit N  -   Bankers Trust Cash Collateral Account Agreement





PAGE

                     PLM INTERNATIONAL, INC.


                         NOTE AGREEMENT

      Re:  $35,000,000 9.78% Series A Senior Secured Notes

                        Due June 30, 2001

     $10,000,000 Floating Rate Series B Senior Secured Notes

                        Due June 30, 2001

                                                      Dated as of
                                                    June 30, 1994


To the purchasers named in
Schedule I attached hereto

Ladies and Gentlemen:

          The undersigned, PLM International, Inc., a Delaware corporation (the "Company"), agrees with each of the purchasers named in Schedule I (the "Purchasers") as follows:

SECTION 1.     DESCRIPTION OF NOTES AND DEFINITIONS.

          1.1 Description of Notes. The Company has authorized the issuance and sale, pursuant to the Note Purchase Agreements (the "Note Purchase Agreements") of even date herewith between each of the Purchasers and the Company as set forth therein, of (i) $35,000,000 aggregate principal amount of its 9.78% Series A Senior Secured Notes to be dated the date of issue, to bear interest from such date at the rate of 9.78% per annum, subject to increase as set forth in the immediately following sentence (individually, a "Series A Note" and collectively the "Series A Notes," including any notes issued in substitution or replacement of any thereof), and (ii) $10,000,000 aggregate principal amount of its Floating Rate Series B Senior Secured Notes to be dated the date of issue, to bear interest from such date at a floating rate per annum equal to the Applicable Libor Rate plus 275 basis points, subject to increase as set forth in the immediately following sentence (individually, a "Series B Note" and collectively the "Series B Notes," including any notes issued in substitution or replacement of any thereof) (the Series A Notes and the Series B Notes herein being called collectively the "Notes," or individually a "Note"). If at any time the Notes are rated NAIC 3 or lower by the NAIC, then effective upon the date of such downgrading and continuing until the Notes are rated higher than NAIC 3, such rate will be automatically increased by 100 basis points. Interest on the Notes will be payable quarterly on September 30, December 31, March 31, and June 30 in each year (commencing September 30, 1994) and principal of the Notes will be payable quarterly on September 30, December 31, March 31, and June 30 in each year (commencing June 30, 1997), and at maturity. The Notes will bear interest on overdue payments at the rate specified therein and will be substantially in the forms attached hereto as Exhibit A-1 and A-2 for Series A Notes, and Series B Notes, respectively. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

          1.2 Terms; Security. The Notes are subject to the terms of, and secured pursuant to, this Agreement.

          1.3 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below or provided for in the section or other part of this Agreement referred to following such term (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, (i) each other Person that, directly or indirectly, through one or more intermediaries, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person and (iii) each of such Person's officers, directors, joint venturers and partners; provided, however that (A) except with respect to Section 6.19, this definition of "Affiliate" shall be deemed to exclude Transcisco and the Growth Funds and (B) in no case shall the Collateral Agent or any Note holder be deemed to be an Affiliate of the Company for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Note Agreement, as it may from time to time be supplemented or amended in accordance with the provisions hereof.

          "Applicable Libor Rate" shall mean commencing on July 1, 1994 and on each October 1, January 1, April 1, and July 1 thereafter until the Notes are paid in full, the Libor Rate for such day (provided, if any such day is not a day on which The Wall Street Journal is published, then the immediately preceding day on which The Wall Street Journal is published shall be used (as to each, the "Quarterly Determination Date")). "Libor Rate" shall mean as of any Quarterly Determination Date the rate quoted in the "Money Rates" section of the Wall Street Journal on such date as the three-month London Interbank Offered Rate or, if the Wall Street Journal ceases to publish the three-month London Interbank Offered Rate, the rate quoted on the Reuters Screen on such date as the three-month London Interbank Offered Rate. The Libor Rate determined on each Quarterly Determination Date shall apply from such date through the date immediately preceding the next Quarterly Determination Date.

          "Appraisal Report" shall mean the most recent
     Company Appraisal report or Independent Appraisal report required under this Agreement.

          "Appraised Value" shall mean, with respect to an item of Equipment, the expected proceeds realizable upon a "non-distressed" arm's-length sale of the Equipment, less commissions, fees and other costs and expenses normally incurred (other than by the acquiror) in connection with the sale of such Equipment, assuming that such Equipment is sold within 180 days. If any item of Equipment is subject to a Lease wherein the Lessee is granted the option to purchase such Equipment for a predetermined amount (as compared to a purchase price being equal to the fair market value of such item of Equipment as of the expiration of the lease), the Appraised Value of such item of Equipment shall not be greater than such predetermined amount. In no event shall the value of the rental payments under any lease of Equipment be included in determining the Appraised Value of such item of Equipment.

          "Approved Investment Entity" shall mean a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $200,000,000, and having a Thomson Bank Watch rating of B or better or which has (or which is a subsidiary of a holding company which has) publicly traded debt securities rated, at the time of issuance of such time deposits or certificates of deposits, A or better by Standard & Poor's Ratings Group or A2 or better by Moody's Investors Services, Inc.

          "Approved Subordinated Debt" means at any time all Debt of the Company subordinate in right of payment to the Obligations of the Company to the Note holders and the Collateral Agent, the terms of which Debt shall have been approved in writing by the Required Noteholders and shall include, without limitation, the Debt of the Company evidenced by (i) the promissory note dated February 1, 1988, as amended through the date hereof, in the original principal amount of $5,000,000 executed by the Company in favor of Transcisco, (ii) the promissory note dated February 1, 1988, as amended through the date hereof, in the original principal amount of $3,000,000, executed by the Company in favor of Drexel Burnham Lambert Incorporated, and (iii) the Principal Mutual Note Agreement, or with respect to the Debt described in clause (i) or (ii) above, any substitute or refinancing thereof, in a principal amount not greater than such Debt, that (A) is subordinated to the rights of the Note holders on terms acceptable to counsel for the Required Noteholders and (B) does not mature before May 20, 1995.

          "Bank of America" shall mean Bank of America
     National Trust and Savings Association.

          "Bank of America Credit Facility" shall mean that certain Third Amended and Restated Loan Agreement dated as of October 28, 1992, by and among Bank of America National Trust and Savings Association, as agent, and the Note holders named therein, as amended.

          "Bankers Trust" shall mean Bankers Trust Company.

          "Bankers Trust Cash Collateral Account" means the deposit account to be established by the Company and maintained by the Company at Bankers Trust and administered by the Collateral Agent in accordance with the Bankers Trust Cash Collateral Account Agreement.

          "Bankers Trust Cash Collateral Account Agreement" means the Cash Collateral Account Agreement (Bankers Trust) of even date herewith between the Company and the Collateral Agent, in substantially the form of Exhibit N.

          "Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the Cities of San Francisco, New York or Texas are authorized or required to be closed.

          "Capitalized Cost" shall mean, with respect to any item or items of Equipment, the aggregate capitalized cost for such Equipment, net of any acquisition or other fees paid or payable by the Company to FSI or any Affiliate of the Company or FSI.

          "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the Lessee in accordance with generally accepted accounting principles.

          "Capitalized Rentals" of any Person shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a Lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (ii) time deposits and certificates of deposit of any Approved Investment Entity with maturities of not more than six months from the date of acquisition by such Person, (iii) commercial paper issued by any Person incorporated in the United Sates of America, which commercial paper is accorded the highest rating by Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing, and in each case maturing not more than six months after the date of acquisition by such Person and (iv) investments in money market funds having a rating from Standard and Poors Ratings Group or Moody's Investors Service, Inc. in the highest investment category granted thereby (including funds for which the Collateral Agent or any of its affiliates is investment manager or adviser).

          "Cash Flow" shall be determined from January 1 to December 31 for each calendar year and shall mean (i) the sum of operating income, depreciation and amortization minus (ii) capital expenditures (excluding purchases of equipment for lease or resale), tax payments, net interest expenses and principal payments under all Indebtedness for Borrowed Money (other than (A) the repayment of the Bank of America Credit Facility (B) payment of principal under the ESOP Term Loan, and (C) the repayment of mandatory prepayments of Approved Subordinated Debt due in 1995 in an aggregate amount not to exceed $8,000,000) during such calendar year, in each case determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Casualty Loss" means any of the following events with respect to any item of Equipment: (i) the actual total loss or constructive total loss of such item of Equipment, (ii) such item of Equipment shall become lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (iii) the seizure or deprivation of use of such item of Equipment for a period and under circumstances resulting in a claim for loss under applicable insurance policies for a period exceeding 180 days or the condemnation or confiscation of such item of Equipment or (iv) such item of equipment shall be deemed under its Lease to have suffered a casualty loss as to the entire item of Equipment.

          "Certificate of Title Agency Agreement" means the
     Certificate of Title Agency Agreement among First
     Security Bank of Utah and the Purchasers of even date herewith in substantially the form of Exhibit M.

          "Certificate of Title Agent" means First Security
     Bank of Utah, as Certificate of Title Agent under the Certificate of Title Agency Agreement.

          "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges or claims, in each case then due and payable, upon or relating to (i) the Collateral,
     (ii) the Notes, (iii) the Company's or any of its Restricted Subsidiaries' employees, payroll, income or gross receipts, (iv) the Company's or any of its Restricted Subsidiaries' ownership or use of any of its respective Property, or (v) any other aspect of the Company's or any of its Restricted Subsidiaries' business.

          "Closing" means the consummation of the purchase of the Notes under the Note Purchase Agreements.

          "Closing Date" means the date of the Closing.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor statute, and the rules and regulations issued thereunder as from time to time in effect.

          "Collateral" shall mean any and all Property in which the Collateral Agent has been granted a security interest or other interest to secure the Obligations pursuant to the Security Documents.

          "Collateral Agent" shall mean Bankers Trust and any successor thereto as Collateral Agent under the Collateral Agency Agreement.

          "Collateral Agency Agreement" shall mean that certain Collateral Agency Agreement of even date herewith among Bankers Trust, as collateral agent, and the holders of the Notes in substantially the form of Exhibit C.

          "Collateral Coverage Ratio" shall mean the ratio, expressed as a percentage, of (i) the aggregate Appraised Value of the Equipment constituting Collateral to (ii) the aggregate principal amount of the then Outstanding Notes, less the balance in the Bankers Trust Cash Collateral Account; provided that only items of Collateral that are items of Eligible Equipment in which the Collateral Agent or the Certificate of Title Agent (for the benefit of the holders of the Notes) has (A) a first priority perfected lien securing the Obligations to its reasonable satisfaction, (B) directly or indirectly, title or ownership of such Eligible Equipment that is functionally equivalent to granting the Collateral Agent (for the benefit of the Note holders) or the Note holders a first priority perfected lien in such Eligible Equipment and that would have no actual or potential adverse consequences to the Collateral Agent or the Note holders, or (C) such other arrangement as is approved in writing in advance by the Required Noteholders, shall be included in Collateral for the purposes of this Ratio.

          "Company" shall have the meaning set forth in the first sentence.

          "Company Appraisal" with respect to any item or items of Equipment means any report showing Appraised
     Value prepared by the Company.

          "Company Appraised Value" with respect to any item or items of Equipment means the Appraised Value determined by the Company.

          "Company ESOP Credit Agreement" means the ESOP Installment Credit Agreement dated as of August 21, 1989, between the Company and the ESOP, as amended pursuant to Amendment No. 1 to ESOP Installment Credit Agreement dated as of June 25, 1990, Amendment No. 2 to ESOP Installment Credit Agreement dated as of July 26, 1991, and Amendment No. 3 to ESOP Installment Credit Agreement dated as of December 9, 1991.

          "Compliance Certificate" means a certificate signed by the Company's Chief Financial Officer or Corporate Controller, substantially in the form set forth in Exhibit D, with such changes therein as the Collateral Agent may from time to time reasonably request for the purpose of having such certificate disclose the matters certified therein and the method of computation thereof.

          "Consolidated Interest Coverage Ratio" means, on a consolidated basis for the Company and its Subsidiaries, as measured quarterly as of the last day of each fiscal quarter of the Company for the preceding four fiscal quarters, including the fiscal quarter in which such measurement date occurs, the ratio, expressed as a percentage, of (i) operating income plus depreciation and amortization to (ii) net interest expense, as determined and computed in accordance with GAAP.

          "Consolidated Net Worth" means, on a consolidated basis, as at any date of determination, the difference between Consolidated Total Assets and Consolidated Total
     Liabilities.

          "Consolidated Total Assets" means, on a consolidated basis, as at any date of determination, all assets of the Company and its Subsidiaries, as determined and computed in accordance with GAAP, excluding (i) Restricted Cash and (ii) the investment by the Company or any Subsidiary in any and all Joint Ventures nonconsolidated with the Company and which have Indebtedness for Borrowed Money, as determined and computed in accordance with GAAP (except to the extent the exclusion of assets in clauses
     (i) and (ii) above is inconsistent with GAAP).

          "Consolidated Total Liabilities" means, on a consolidated basis, as at any date of determination, all
     (i) liabilities of (A) the Company, and (B) its Subsidiaries, and (ii) all Indebtedness for Borrowed Money of any and all Joint Ventures nonconsolidated with the Company, except to the extent such liabilities are Non-Recourse to the Company and its Subsidiaries, as determined and computed in accordance with GAAP (except to the extent the consolidation of the liabilities described in clause (ii) above is inconsistent with
     GAAP), excluding the outstanding principal amount under the ESOP Term Loan.

          "Debt," with respect to any Person shall mean, without duplication:

               (i)  its liabilities for borrowed money;

               (ii) liabilities secured by any Lien existing on Property or assets owned by such Person
          (regardless of whether such liabilities have been assumed);

               (iii)     its capitalized lease obligations;

               (iv) any other obligations (other than
          deferred taxes and other noncurrent liabilities) that are required by GAAP to be shown as liabilities on its balance sheet; and

               (v)  all obligations of such Person
          guaranteeing or in effect guaranteeing any debt, dividend, distribution, or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person
          (A) to purchase such debt or obligation or any property or assets constituting security therefor;
          (B) to advance or supply funds to purchase or pay such debt or obligation or to maintain working capital or other balance sheet condition or any income statement condition or otherwise to advance or make available funds for the purchase or payment of such debt or obligation; (C) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such debt or obligation of the ability of the primary obligor to make payment of the debt or obligation; or (D) otherwise to assure the owner of such debt or obligation of the primary obligor against loss in respect thereof (any of the foregoing in this paragraph (v), a "Guaranty").

          "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

          "Disposition" or to "Dispose" means the sale, lease, transfer, assignment, condemnation, or other disposition (including pursuant to any Casualty Loss) of Equipment, other than a Lease incurred in the ordinary course of business of the Company or its Subsidiaries.

          "Disposition Report" shall mean a report certified by a Responsible Officer of the Company which includes for the applicable period with respect to each item of Equipment constituting Collateral that was Disposed of during such period (i) a description (including serial number), (ii) the Net Proceeds from such Disposition if required under Section 3.9, (iii) the date of deposit of the Net Proceeds in the Bankers Trust Cash Collateral Account, and (iv) a reconciliation of the most recent Appraised Value with the Net Proceeds.

          "Eligible Equipment" shall mean Equipment of the same type managed by the Company on the date of this Agreement (e.g., aircraft, aircraft engines and spare parts, marine vessels, mobile offshore drilling units, portable buildings, marine containers, storage containers, trucks, trailers and railroad rolling stock or such other type of equipment approved by the Required Noteholders).

          "Environmental Laws" means all Requirements of Law, including, without limitation, all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Agency, in each case relating to environmental, health, safety and land use matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

          "Equipment" shall mean any and all items of transportation-related tangible personal property
     (including parts) (i) owned directly by the Company or pursuant to clause (ii)(B) or (ii)(C) of the definition of Collateral Coverage Ratio, or (ii) owned at the Closing by PLM Rental or PLM Australia; in each case held for sale, lease or rental to third parties.

          "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974, as amended, any successor statute, and the rules and regulations issued thereunder as from time to time in effect.

          "ERISA Affiliate" means each trade or business, including the Company, whether or not incorporated, which together with the Company would be treated as a single employer under Section 4001 of ERISA or subsections (b),
     (c), (m) or (o) of Section 414 of the Code.

          "ESOP" means the PLM International, Inc. Employee Stock Ownership Plan adopted effective as of August 17, 1989, and the PLM International, Inc. Employee Stock Ownership Plan Trust established pursuant to the PLM International, Inc. Employee Stock Ownership Plan Trust Agreement effective as of August 17, 1989, between the Company and SSBTC, as trustee.

          "ESOP Term Loan" means the term loan made to the Company pursuant to the ESOP Term Loan Agreement for the purpose of funding the Company ESOP loan.

          "ESOP Term Loan Agreement" means the Second Amended and Restated Loan Agreement dated as of December 9, 1991, between the Company, Harris Trust and Savings Bank, Credit Suisse and Sanwa Bank of California, as amended pursuant to the Limited Waiver and Consent dated as of August 14, 1992 (the ``Existing ESOP Term Loan Agreement''), and any credit agreement between the Company and the ESOP and related to the purchase of Company shares of capital stock by the ESOP, which credit agreement, when taken into account with the Existing ESOP Term Loan Agreement, does not exceed the aggregate amount principal under the Existing Term Loan Agreement.

          "Event of Default" means any of the events set forth in Section 5.1.

          "Exchange Act" shall mean the Securities Exchange
     Act of 1934, as amended.

          "First Security" means First Security Bank of Utah.

          "First Union" means First Union National Bank of
     North Carolina.

          "First Union Cash Collateral Account" means the deposit account to be established by the Company and maintained by the Company at First Union and administered by the Company and the Collateral Agent, for the benefit of the holders of the Notes, pursuant to the First Union Cash Collateral Account Agreement.

          "First Union Cash Collateral Account Agreement" shall mean the First Union Cash Collateral Account
     Agreement of even date herewith among the Company and the Collateral Agent and acknowledged by First Union in substantially the form of Exhibit B.

          "FDIC" means the Federal Deposit Insurance
     Corporation and any successor thereto.

          "FSI" means PLM Financial Services, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

          "Funded Debt" of any Person shall mean all Indebtedness for Borrowed Money of such Person excluding
     (i) Short-Term Warehouse Debt, (ii) Non-Recourse Debt of up to $10,000,000 in Unrestricted Subsidiaries, (iii) additional Non-Recourse Debt to finance commissions and brokerage fees for a no-load partnership fund secured only by a lien on the management and administrative fees payable to the Company and its Subsidiaries by such partnership and the partnership interests of the general partner in such partnership, and (iv) the ESOP Term Loan (but only to the extent secured by Restricted Cash).

          "Funded Debt Maintenance Ratio" shall mean the ratio, expressed as a percentage, of (i) Funded Debt to
     (ii) the sum of Funded Debt plus shareholders' equity, with shareholders equity determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, but excluding in its calculation (A) all assets of the Company and its Subsidiaries consisting of Restricted Cash and (B) all assets of the Company and its Subsidiaries consisting of the investment by the Company or any of its Subsidiaries in any and all Joint Ventures nonconsolidated with the Company having Indebtedness for Borrowed Money, (C) any Indebtedness for Borrowed Money of the Growth Funds to the extent such Indebtedness is Non-Recourse to the Company and its Subsidiaries, and (D) liabilities of the Company consisting of the ESOP Term Loan (but only to the extent secured by Restricted Cash), and including in its calculation as liabilities of the Company any Indebtedness for Borrowed Money of any and all Joint Ventures nonconsolidated with the Company, except to the extent such liabilities are Non-Recourse to the Company and its Subsidiaries.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances of the date of determination.

          "Governmental Agency" means (i) any federal, state, county, municipal or foreign government, or political subdivision thereof, (ii) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body,
     (iii) any court or administrative tribunal, or (iv) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose binding jurisdiction that Person has consented.

          "Growth Funds" means, collectively, PLM Equipment Growth Fund, a California limited partnership, PLM Equipment Growth Fund II, a California limited partnership, PLM Equipment Growth Fund III, a California limited partnership, PLM Equipment Growth Fund IV, a California limited partnership, PLM Equipment Growth Fund V, a California limited partnership, PLM Equipment Growth Fund VI, a California limited partnership, and PLM Equipment Growth & Income Fund VII and any other similar California limited partnership hereafter formed for the purpose of owning and holding for lease transportation-related equipment, of which FSI shall be the general partner.

          "Guaranty" shall have the meaning set forth in paragraph (v) of the definition of Debt.

          "IMI" means PLM Investment Management, Inc., a
     California corporation and a wholly-owned Subsidiary of FSI.

          "Indebtedness for Borrowed Money" of any Person shall mean without duplication (i) all Debt of such Person for borrowed money or which has been incurred by such Person in connection with the acquisition of assets,
     (ii) all Capitalized Rentals of such Person, (iii) all Guaranties by such Person of Indebtedness for Borrowed Money of others, and (iv) all obligations and liabilities secured by a Security Lien (excluding Security Liens arising by operation of law) on any asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such asset.

          "Indemnified Matters" has the meaning set forth in
     Section 9.19.

          "Indemnitees" has the meaning set forth in Section
     9.19.

          "Independent Appraisal" with respect to any item or items of Equipment shall mean any report showing Appraised Value prepared by the Independent Appraiser; provided that if a particular item or items of Equipment have been purchased in the ordinary course of business from third parties not affiliated with the Company within the six-month period preceding such appraisal and such Equipment has not suffered material damage or a Casualty Loss since the date of purchase, then the purchase price of such Equipment (as reflected on invoices or similar documentation) shall be relied upon by the Independent Appraiser as evidence of the fair market value of such item of equipment.

          "Independent Appraised Value" shall mean the Appraised Value of any item or items of Equipment determined by the Independent Appraiser.

          "Independent Appraiser" shall mean any one or more of the qualified independent appraisal firms listed on
     Schedule III or any other qualified independent appraisal firm approved by the Required Noteholders from time to time.

          "Independent Public Accountants" shall mean any of
     (i) Arthur Andersen & Co., (ii) Deloitte & Touche, (iii) Coopers & Lybrand, (iv) Ernst & Young, (v) KPMG Peat Marwick and (vi) Price Waterhouse or (vii) any other qualified independent accounting firm of national stature approved by the Required Noteholders.

          "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Stock or other securities of any other Person or by means of loan or advance (other than advances to employees for moving or travel expenses, drawing accounts and similar expenditures in the ordinary course of business), capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person or in any Participation Equipment. The amount of any Investment shall be determined and computed in accordance with GAAP.

          "Investment Company Act" means the Investment
     Company Act of 1940, as amended (15 U.S.C. Sec. 80a-1 et seq.), as the same may be in effect from time to time, or any successor statute thereto.

          "IRS" means the U.S. Department of Treasury,
     Internal Revenue Service, and any successor thereto.

          "Joint Venture" means a corporation, partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person; provided, however, that "Joint Venture' shall not include either any Growth Fund or similar syndicated investment funds sponsored by the Company, the ESOP or the trust created pursuant to the Trust Agreement dated June 25, 1985 with respect to a Fairchild Metro III model SA227-AC aircraft (in which the Company holds a 19.65% beneficial interest).

          "Lease" means a written lease by the Company, any trustee under any trust that is the holder of legal or record title for the benefit of the Company, IMI as agent for the Company, or any of the Company's Subsidiaries, to a Lessee of any item of Equipment constituting Collateral and shall include all new Leases, Marine Container Pooling Arrangements, Marine Vessel Pooling Arrangements, charters of marine vessels and any other agreement designated by the Collateral Agent in writing as a Lease.

          "Lessee" means, with respect to each Lease, the Lessee or charterer thereunder, including in the case of each Marine Container Pooling Arrangement or Marine Vessel Pooling Arrangement, the Person leasing marine containers or marine vessels owned by the Company under such pooling arrangement.

          "Lien" shall mean any mortgage, pledge, priority, security interest, encumbrance, contractual deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect of, protecting a creditor against loss or securing the payment or performance of an obligation.

          "Make-Whole Amount" shall mean an amount calculated by the Company and set forth in a certificate from the Company and confirmed by the Required Noteholders in writing (or if the Company fails to make such calculation, as calculated by the Required Noteholders), determined as of the date of any prepayment pursuant to
     Section 3.4 or the date of any acceleration pursuant to
     Section 5.3 in respect of each Note (or the portion thereof) to be prepaid or each Note being accelerated. The Make-Whole Amounts on each Series A Note shall be equal to the greater of (i) 1% of the outstanding principal amount prepaid or (ii) the excess of (A) the present value of the principal amount prepaid and interest that would have been due and owing on the amount so prepaid but for such prepayment, discounted at a rate equal to the current yield to maturity on actively traded U.S. Treasury Securities with the maturity approximately equal to the remaining average life of the Notes, plus 50 basis points, over (B) the principal amount so prepaid. The remaining average life of the Notes used in the preceding calculation shall be determined immediately prior to the prepayment for which the Make-Whole Amounts are being determined. The Make-Whole Amounts on each Series B Note shall be equal to 1% of the outstanding principal amount prepaid.

          "Marine Container Pooling Arrangement" means any written agreement, however denominated, pursuant to which
     (i) marine containers owned by the Company are leased to a Person who incorporates such containers into a pool of marine containers that are subleased to others and (ii) such Person agrees to pay to the Company, on a periodic basis, a percentage of the aggregate net revenues received in respect of any and all of the marine containers comprising such pool.

          "Marine Vessel Pooling Arrangement" means any written agreement, however denominated, pursuant to which
     (i) marine vessels owned by the Company or any Marine Subsidiary are leased to a Person who incorporates such marine vessels into a pool of marine vessels that are subleased to others and (ii) such pool or Person agrees to pay to the Company or such Marine Subsidiary, as the case may be, on a periodic basis, a percentage of the aggregate net revenues received in respect of any and all of the marine vessels comprising such pool.

          "Marine Subsidiary" means a wholly-owned Subsidiary of the Company organized for the purpose of holding legal or record title to one or more marine vessels.

          "Material Adverse Effect" shall mean a material and adverse effect on the properties, business, financial condition or prospects of the Company or on its ability to perform its obligations.

          "MCC Ratio" shall have the meaning set forth in
     Section 6.11.

          "Multiemployer Plan" shall mean a plan described in
     Section 3(37) or Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

          "NAIC" shall mean the National Association of Insurance Commissioners.

          "Negative Cash Flow" shall mean Cash Flow, if such number is a negative number.

          "Net Proceeds" means proceeds in cash and Cash Equivalents in U.S. Dollars as and when received by the Person making a Disposition, net of (i) the direct costs relating to such Disposition excluding amounts payable to the Company or any Subsidiary of the Company, (ii) sale, use, or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest, and prepayment premiums and penalties on Debt secured by a purchase money Lien permitted hereunder on the Equipment subject to the Disposition, and (iv) federal and state income or franchise taxes payable by such Person with respect to any gain recognized as a result of such Disposition, which taxes shall be deemed to equal the amount of such gain multiplied by the combined effective federal and applicable state alternative minimum tax rates (taking into account the deductibility of state taxes against federal income and using the actual weighted average state tax rates in the case of a Person conducting a multistate business and operating performance of the Company for federal income tax purposes), as determined by such Person's corporate controller or chief financial officer and certified to the Collateral Agent and the Required Noteholders in a certificate, in form satisfactory to the Collateral Agent, executed by a Responsible Officer of the Company at the time of each deposit of Net Proceeds into the Cash Collateral Account. Taxes described in clauses (ii) and (iv) shall reduce Net Proceeds only to the extent the Person making a Disposition is not reimbursed for such taxes by another party to such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Casualty Loss; and net of (A) all money actually applied to repair the damaged Equipment or Equipment affected by seizure, condemnation or taking, (B) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (C) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (D) taxes described in clauses (ii) and (iv) above to the extent required to be paid in connection with such Casualty Loss.

          "New Leases" shall have the meaning set forth in Section
     6.5.

          "Non-Recourse" means Debt with respect to which the Company or any Restricted Subsidiary of the Company has or will have under any circumstances (except fraud in the making), no personal liability or obligation and has granted no Security Lien on its Property, which lack of personal liability and obligation is evidenced by documents acceptable to counsel to the Required Noteholders.

          "Note Balance to Net Worth Ratio" shall mean the ratio, expressed as a percentage, of the aggregate principal amount of the then Outstanding Notes to Consolidated Net Worth.

          "Note Documents" shall mean this Agreement, the Note Purchase Agreements, the Notes, the Security Documents, all documents (in the respective forms thereof as executed) the forms of which are referenced in or appended to the Note Purchase Agreements or this Agreement as exhibits or schedules, and all other documents or instruments executed and delivered in connection with the Note Purchase Agreements or this Agreement, except for the Collateral Agency Agreement and the Certificate of Title Agency Agreement.

          "Note Purchase Agreements" shall mean the Note
     Purchase Agreements of even date herewith between the Company and the Purchasers in substantially the form of Exhibit E.

          "Notes" shall have the meaning set forth in
     Section 1.1.

          "Obligations" shall mean the payment of all indebtedness and performance of all obligations of the Company now or hereafter existing under this Agreement, the Notes and the other Note Documents, whether for principal, interest, Make-Whole Amounts, fees, expenses or otherwise.

          "Old Leases" shall have the meaning set forth in Section
     6.5.

          "Outstanding" shall mean with respect to the Notes at any time, all Notes which have been duly authorized, issued and delivered (except Notes for which new Notes have been issued pursuant to Section 2.2, Section 2.3 or
     Section 2.6); provided that with respect to any approval or consent required or permitted to be given by any one or more of the holders of Notes under this Agreement or any other Note Document, "Outstanding" Notes shall be exclusive of any Notes then owned (beneficially or otherwise) by the Company or any Affiliate or any Notes which have been paid in full.

          "Participation Equipment" means an item of Equipment, owned by a Person unaffiliated with the Company and on lease to another third party, in which the Company acquires a right to share, directly or indirectly, in a specified percentage of the residual value thereof upon the lease, re-lease or sale of such item of equipment after the original lease maturity date.

          "PBGC" means the Pension Benefit Guaranty
     Corporation and any successor thereto.

          "Permitted Affiliate Insurance" means marine vessel war risk insurance, marine vessel increased value insurance and marine vessel hull and machinery insurance issued by Transportation Equipment Indemnity Company, Ltd., an insurance company organized under the laws of the Commonwealth of Bermuda ("TEI"), if and only if, upon the issuance of such insurance and at all times during which such insurance remains outstanding, TEI retains no more than 5% of the insurance liability and obtains reinsurance for the remaining 95% of the insurance liability with financially sound and reputable insurance companies that are not Affiliates of the Company.

          "Permitted Liens" shall have the meaning set forth in Section 6.17.

          "Person" shall mean an individual, general partnership, limited partnership, corporation, limited liability company, trust, unincorporated organization, government, governmental agency or governmental subdivision.

          "Plan" means any plan (other than a Multiemployer
     Plan) subject to Title IV of ERISA which (i) is currently or hereafter sponsored, maintained or contributed to by the Company or any ERISA Affiliate or (ii) was at any time during the five preceding years sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates.

          "PLM Australia" means PLM Australia Air, a
     California corporation and wholly-owned subsidiary of the Company.

          "PLM Rental" means PLM Rental, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

          "PLM Rental Security Agreement" shall mean the Security Agreement (Trailers) by PLM Rental in favor of the Collateral Agent and the Certificate of Title Agent of even date herewith in substantially the form of Exhibit F.

          "Positive Cash Flow" shall mean Cash Flow, if such number is a positive number.

          "Principal Mutual Note Agreement" means the Note Agreement dated as of January 15, 1989, between the Company and Principal Mutual Life Insurance Company, as amended by Amendment No. 1 to Note Agreement dated as of May 1989, Amendment No. 2 to Note Agreement dated as of June 1, 1989, Amendment No. 3 to Note Agreement dated as of August 6, 1990, Amendment No. 4 to Note Agreement dated as of June 21, 1991, Amendment No. 5 to Note Agreement dated as of December 16, 1991, Amendment No. 6 to Note Agreement dated as of October 30, 1992, and by such other amendments thereto permitted by Section 6.25(b).

          "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA or the transitional rules set forth in Section 414(c) of ERISA or any transaction described in Section 4975(c) of the Code which is not exempt by reason of Section 4975(c)(2) or Section 4975(d) of the Code, or the transitional rules of Section 2003(c) of ERISA.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "Purchasers" shall have the meaning set forth in the first sentence.

          "Rating Agency" shall mean Duff & Phelps Credit
     Rating Co.

          "Rental Yard Trailers" means, collectively, any and all Equipment constituting piggy-back trailers on lease through the Kankakee, Beaverville, and Southern Railroad and trailers designated by the Company as being maintained at, or being transferred to, rental yards for short-term rentals.

          "Rentals" shall mean and include all fixed rents (including as such all payments which the Lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary of the Company, as Lessee or subLessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or such Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the Lessee regardless of sales volume or gross revenues.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, the filing of a notice of intent to terminate a Plan or a Multiemployer Plan or the treatment of an amendment to a Plan as a termination under section 4041 of ERISA, the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC, any other event or condition which might constitute grounds under Tile IV of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan, an amendment to a Plan necessitating the posting of security under
     Section 401(a)(29) of the Code, or a failure by the Company or an ERISA Affiliate to make a payment required by Section 412(m) of the Code and Section 302(e) of ERISA when due.

          "Required Noteholders" shall mean the holder or holders of at least 51% in aggregate principal amount of the then Outstanding Notes.

          "Requirements of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Agency, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

          "Residual Interest" means, with respect to any Person and expressed in terms of the amount so invested, a purchased right to share, or the option to acquire the right to share, directly or indirectly, in a specified percentage of the Residual Value (which percentage shall reflect the excess of the Residual Value above the Strike Price) of any item of Participation Equipment.

          "Residual Value" means the net proceeds (whether in the form of cash or the fair market liquidation value of other consideration) realized upon the lease, re-lease or sale of any item of Participation Equipment after the original lease maturity date.

          "Responsible Officer" shall mean with respect to any corporation or company, the President, Executive Vice President, Senior Vice President or any Vice President; and with respect to Bankers Trust, as Collateral Agent, any officer within the Corporate Trust and Agency Group (or any successor group thereto) of the Collateral Agent including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of the Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject; and with respect to any Person which is a corporation or national or state banking association (other than Bankers Trust, as Collateral Agent), any Vice President, corporate trust officer or other officer, in each case employed by such entity.

          "Restricted Cash" means cash or Cash Equivalents maintained in a segregated cash collateral account over which the Company has no dominion or control and which is solely for the repayment of Indebtedness for Borrowed Money, including the ESOP Term Loan.

          "Restricted Payments" shall have the meaning set forth in Section 6.16.

          "Restricted Subsidiaries" shall mean all subsidiaries of the Company except the Unrestricted
     Subsidiaries.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security Agreement" shall mean the Security
     Agreement (Master) by the Company in favor of the Collateral Agent and the Certificate of Title Agent of even date herewith in substantially the form of Exhibit G.

          "Security Agreement (Trust Account)" shall mean the
     Security Agreement (Trust Account) by the Company in favor of the Collateral Agent of even date herewith in substantially the form of Exhibit H.

          "Security Documents" shall mean (i) the Security Agreement, the Bankers Trust Cash Collateral Account Agreement, the First Union Cash Collateral Account Agreement, the Trust Agreement, and the Security Agreement (Trust Account), (ii) an Aircraft Chattel Mortgage (U.S.) covering U.S.-registered aircraft, executed by First Security, as owner trustee, in favor of the Collateral Agent, for the benefit of the Note holders, (iii) a Mortgage covering United Kingdom-registered aircraft, Instruments by Way of Security (Chattel Mortgages and Security Agreements) covering New Zealand aircraft, and a Deed of Covenants and a Statutory Mortgage covering a Bahamian marine vessel, in each case executed by the Company in favor of the Collateral Agent for the benefit of the holders of the Notes, (iv) an Aircraft Mortgage covering Australia-registered aircraft executed by PLM Australia, in favor of the Collateral Agent for the benefit of the holders of the Notes, (v) the PLM Rental Security Agreement, and (vi) all other security agreements, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by the Company or any Subsidiary to the Collateral Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Notes or the performance of the Company's or any of its Subsidiaries' other obligations under the Note Documents.

          "Security Lien" shall mean with respect to any Property or assets, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor (i) which provides for the payment of such Debt out of such Property or assets or
     (ii) which allows it to have such Debt satisfied out of such Property or assets, in either case prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, deed of trust, assignment of production, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises in the ordinary course of business.

          "Series A Notes" shall have the meaning set forth in
     Section 1.1.

          "Series B Notes" shall have the meaning set forth in
     Section 1.1.

          "Short-Term Warehouse Debt" shall mean the Indebtedness for Borrowed Money under the Warehousing Credit Agreement dated June 30, 1993 among TEC Acquisub, the named Lenders thereunder and First Union, as agent, (the ``Existing Short-Term Warehouse Debt'') and any amendments thereto or refinancings thereof up to $30,000,000 for all such Debt, in the aggregate, which amendments or refinancings (i) shall be substantially similar to the terms of the Existing Short-Term Warehouse Debt and (ii) shall not contain any terms more onerous to the Company, the Collateral Agent, or the Note holders than under the Existing Short-Term Warehouse Debt.

          "SSBTC" means State Street Bank and Trust Company, not in its individual capacity but solely in its capacity as trustee for the ESOP.

          "Stock" means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange
     Act).

          "Strike Price" means the amount in excess of which a Person will participate in the Residual Value of any item of Participation Equipment.

          "Subsidiary" means, with respect to any Person, any corporation, association, partnership (other than the Growth Funds) or other business entity (i) of which an aggregate of more than fifty percent (50%) of the outstanding Stock or other voting interest having ordinary voting power to elect a majority of the directors, managers or trustees of such Person (irrespective of whether, at the time, Stock or other voting interest of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person or
     (ii) that is otherwise consolidated with the Company in accordance with GAAP.

          "Substitution Report" shall mean a report certified by a Responsible Officer of the Company which includes for the applicable period with respect to each item of Equipment acquired by the Company and added to the Collateral during such period (i) a description (including serial number), (ii) if the Equipment being added to the Collateral is an individual item having a fair market value less than $100,000 or is one or more items collectively having a fair market value of less than $1,000,000, the Company Appraised Value, and (iii) if the Equipment being added to the Collateral is an individual item having a fair market value of $100,000 or greater or is one or more items collectively having a fair market value of $1,000,000 or greater, the Independent Appraised Value of such item.

          "TEC" shall mean TEC Acquisub, Inc., a wholly-owned
     Subsidiary of the Company.

          "Transcisco" means Transcisco Industries, Inc., a
     Delaware corporation, formerly known as "PLM Companies, Inc."

          "Trust Account" shall be a deposit account maintained at First Union that is subject to the Trust
     Agreement.

          "Trust Agreement" shall mean the Trust Agreement among First Union, the Company and the Purchasers, among others, of even date herewith in substantially the form of Exhibit I.

          "Unrestricted Subsidiary" shall mean any Subsidiary formed or acquired by the Company after the date hereof and designated as such by the Company in writing to the Collateral Agent and the holders of the then Outstanding Notes and all the capital stock of which has been pledged to the Collateral Agent free and clear of all Liens except applicable securities laws, pursuant to a Stock Pledge Agreement in substantially the form of Exhibit J.

          "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

SECTION 2.     ISSUANCE AND DELIVERY OF NOTES.

          2.1 Registration of Notes. All Notes purchased under the Note Purchase Agreements shall be registered Notes. The Company shall cause to be kept at its office or agency, maintained pursuant to Section 6.6, a register for the registration and transfer of Notes. The name and address of each holder of record of one or more Notes, each registration of transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall furnish to the Collateral Agent within 60 days after the end of each calendar year a correct and complete list of all holders of Notes and a description of the interests so held. Upon the request from time to time of any holder of an Outstanding Note or the Collateral Agent, the Company shall promptly furnish to such requesting party a correct and complete list of all holders of the then Outstanding Notes and a description of the interests so held.

          2.2 Exchange of Notes. Upon surrender of any Note at the office or agency of the Company maintained pursuant to
Section 6.6, the Company, at the request of the holder thereof, will execute and deliver, at the Company's expense (except as provided below), one or more new Notes payable to such holder in exchange therefor, for a like aggregate principal amount in denominations of not less than $3,000,000 in original principal amount.

          2.3 Transfer of Notes. Any Outstanding Note may be transferred at the office or agency of the Company maintained pursuant to Section 6.6, by surrendering such Note for cancellation, together with a written notice specifying the denomination or denominations of the new Notes (which shall not be less than $3,000,000 in original principal amount) and the name and address of the Person in whose name such Note or Notes are to be registered; provided that the holders of the Notes shall not have the right to transfer any of the Notes to Bank of America without the consent of the Company. Such notice shall be accompanied by a written instrument of transfer in a form satisfactory to the Company (which must specify the taxpayer identification number of the transferee), duly executed by the holder of such Note or by such holder's attorney duly authorized in writing, and the Company may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act, and all other Requirements of Law. Thereupon the Company, at its expense, shall issue in the name of the transferee or transferees, and deliver in exchange therefor, a new Note or Notes, for a like aggregate principal amount, in authorized denominations. Any transfer of a Note shall comply with applicable federal and state securities or blue sky laws and all other Requirements of Law or be subject to an applicable exemption therefrom.

          2.4 General Rules. All transfers, exchanges or replacements of Notes pursuant to Section 2.2, Section 2.3, or
Section 2.6 shall be without expense to the holder of the Notes, except that any taxes or other governmental charges required to be paid with respect to the same shall be paid by the holder of the Note requesting such transfer, exchange or replacement as a condition precedent to the exercise of such privilege. All Notes surrendered for transfer, exchange or replacement shall be cancelled by the Company. Each new Note delivered pursuant to
Section 2.2 or Section 2.3 shall be dated and bear interest from the most recent date to which interest has been paid on the surrendered Note or Notes, or dated the date of the surrendered Note or Notes if no interest has been paid thereon. The Company shall make a notation on each new Note delivered pursuant to
Section 2.2, Section 2.3 or Section 2.6 of the amount of all payments of principal previously made on the old Note or Notes with respect to which such new Note is issued.

          2.5 Valid Obligations. All Notes executed and delivered in exchange for, upon transfer of, or in replacement of, other Notes as provided in this Agreement shall be the valid obligations of the Company, evidencing the same debt as such other Notes, and shall be entitled to the benefits of this Agreement to the same extent as the Notes in exchange for or upon transfer or replacement of which they were executed and delivered.

          2.6 Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and

          (a) in the case of loss, theft or destruction, of an indemnity agreement signed by the holder of the Note in form and substance reasonably satisfactory to the Company, or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company, at its own expense, will execute and deliver in lieu thereof, a new Note of like tenor, and of the same series, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has been paid thereon. If, after the delivery of a new Note, a bona fide purchaser of the original Note in lieu of which such new Note was issued presents for payment such original Note, the Company shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the indemnity provided therefor (which shall be unsecured) to the extent of any loss, damage, cost or expense incurred by the Company in connection therewith.


SECTION 3.     PAYMENT OF NOTES, COLLATERAL, TRUST ACCOUNT, CASH
COLLATERAL ACCOUNTS AND RELEASE OF COLLATERAL.

          3.1 Direct Payment. Notwithstanding anything in this Agreement or in the Notes to the contrary, but subject to the provisions of Section 9.5 hereof, the Company will pay all amounts payable with respect to the Notes held by each Purchaser or other registered holder of Notes (without any presentment of any such Notes and without any notation of such payment being made thereon) by crediting before noon, local time, of the place of payment of each such Note, as otherwise specified, by bank wire transfer of immediately available funds, to the account of such holder in any bank in the United States as may be designated in writing by such holder (including in such writing the ABA number of such holder's bank), or in such manner as may be directed or to such other address in the United States as may be designated in writing by such holder. The addresses and other instructions of each Purchaser set forth in Schedule I shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payment as aforesaid. The holder of each Note to which this Section 3.1 applies agrees, by its acceptance of such Note, that in the event it shall sell or transfer such Note it will, prior to the delivery of such Note (unless it has already done so), make a notation thereon of all principal, if any, paid on such Note and will also note thereon the date to which interest has been paid on such Note.

          3.2 Issuance Taxes. The Company will pay all taxes, assessments and charges in connection with the issuance and sale of the Notes and in connection with any modification of the Notes and will indemnify and save each holder of any Note harmless, without limitation as to time, against any and all liabilities with respect to all such taxes, assessments and charges. The obligations of the Company under this Section 3.2 shall survive the prepayment or payment of the Notes and the termination of this Agreement and continue in favor of the holders of the Notes.

          3.3 Required Prepayments. Until the Notes shall be paid in full, the Company will prepay and apply to the payment of the Notes and there shall become due and payable on the Notes the amortization amount indicated on each of the dates listed in the table attached as Schedule II; provided that if any such date is not a Business Day, the applicable amortization amount shall become due and payable on the first Business Day after such date. No premium shall be payable in connection with any required prepayment made pursuant to the first sentence of this Section 3.3. The Company shall also make required prepayments in accordance with
Section 3.9. No acquisition or purchase of any Notes by the Company or any Affiliate thereof shall relieve the Company from or reduce its obligation to make the required prepayments provided for in this Section 3.3.

          3.4  Optional Prepayments.  Upon compliance with
Section 3.5 and subject to Section 3.6 and the following limitations, in addition to the prepayments required by
Section 3.3, the Company shall have the privilege, at any time and from time to time, of prepaying the Outstanding Notes, either in whole or in part (but if in part then in units of $5,000,000), by payment of the principal amount of the Notes or portion thereof to be prepaid, together with accrued interest thereon, plus, to the extent permitted by law, the Make-Whole Amount (based on such principal amount). Each partial prepayment of Notes pursuant to this Section 3.4 shall be applied to reduce, pro rata, the scheduled principal payments on the Notes in inverse order of payment. The Company acknowledges that the right of the holders of the Notes to maintain their investment free and clear of prepayment (except as specifically provided in this Section 3.4) is a valuable right and the provision for payment of the Make-Whole Amount by the Company if the Notes are prepaid under this Section 3.4 or accelerated under Section 5.3 as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

          3.5 Notice of Prepayments. The Company will give notice of any prepayment of the Notes (other than the prepayments required by Section 3.3) to each holder thereof not less than ten days nor more than 30 days before the date fixed for such optional prepayment. Each such notice and each such prepayment shall be accompanied by a certificate from a Responsible Officer (a) stating the principal amount to be prepaid, (b) stating the proposed date of prepayment, (c) stating the accrued interest on each such Note to such date through the date of prepayment, and (d) stating the Make-Whole Amounts required under Section 3.4 (calculated as of the date of such notice or prepayment, as the case may be, and, in the case of any notice, proffered solely as an estimate of the Make-Whole Amounts due upon prepayment) and setting forth the calculations used in computing such Make-Whole Amounts, accompanied by a copy of the Statistical Release H.15(519) (or other source of market data) used in determining the Make-Whole Amounts.

          3.6 Allocation of Prepayments. All partial prepayments shall be applied on all Outstanding Notes ratably in accordance with the unpaid principal amounts thereof but only in units of $1,000, and to the extent that such ratable application shall not result in an even multiple of $1,000, adjustment may be made by the Company to the end that successive applications shall result in substantially ratable payments.

          3.7 Payments by Collateral Agent. If upon the exercise of any remedy provided herein or provided in any of the Note Documents or otherwise the Collateral Agent comes into possession of any monies properly owing to the Collateral Agent or the holders of the Notes, it shall distribute such monies pursuant to
Section 5.10. All payments to be made on account of any Note shall be made by the Collateral Agent by check mailed to the address of the holder thereof as shown in the register maintained in accordance with Section 6.6; provided, that the Collateral Agent shall make any payment on account of any Note held by an institutional holder thereof by wire transfer to the account of such holder in any bank in the United States specified in a written request (which shall be no later than two Business Days prior to such payment) given to the Collateral Agent by such holder. The address of each Purchaser set forth in Schedule I under the heading "Payment Instructions" shall be deemed to constitute such a written request with respect to such Purchaser.

     3.8  Collateral.

     (a) The Obligations are secured by the Collateral.

     (b) The Company shall (i) deposit cash in the Cash Collateral Account or (ii) grant to the Collateral Agent Security Liens on additional or substitute Equipment from time to time as is necessary to satisfy the MCC Ratio and shall comply with Section
6.5 with respect to each such grant. If the additional or substitute Equipment to be added to the collateral pool is an aircraft, marine vessel or any other item of equipment reasonably expected to have a fair market value in excess of $100,000, or if the substitute Equipment is a number of items of Equipment reasonably expected to have an aggregate fair market value in excess of $1,000,000, then the Company shall provide to the Collateral Agent, prior to such substitution or addition, an Independent Appraisal of the Appraised Value of such item or items of Equipment.

     (c) PLM Rental and PLM Australia own items of Equipment that constitute Collateral. Such Subsidiaries have granted, or pursuant to the last sentence of Section 6.5 will grant, a first priority perfected Security Lien on such items of Equipment to the Collateral Agent. Any additional Equipment to be added to the Collateral will be owned by the Company or pursuant to clause
(ii)(B) or (ii)(C) of the definition of Collateral Coverage Ratio. If any third party asserts or threatens to assert a fraudulent transfer claim with respect to the granting by PLM Rental or PLM Australia of a Security Lien on Equipment to secure the Obligations, the Equipment with respect to which such claim was made shall be deemed unsecured (and thus the fair market value of such Equipment will not be included in the Collateral Coverage Ratio) and the Company shall within 10 days after receipt by the Company of any such pending or threatened claim, substitute Eligible Equipment and/or deposit cash into the Cash Collateral Account, in an aggregate amount sufficient to satisfy the MCC Ratio.

     3.9  Trust Account and Cash Collateral Account.

     (a) Pursuant to the Trust Agreement, all proceeds, rentals and other amounts payable to the Company or the Subsidiaries under the Leases will be deposited into the Trust Account and held in trust for the Collateral Agent and the holders of the Notes. Pursuant to the Security Agreement (Trust Account), upon notice by the Collateral Agent to the Company, the Company will instruct First Union to deposit funds in the Trust Account that are attributable to the Leases into the First Union Cash Collateral Account. Pursuant to the First Union Cash Collateral Agreement, the Collateral Agent shall have the sole right to disburse funds from the First Union Cash Collateral Account, and First Union shall transfer funds from the First Union Cash Collateral Account only upon such instructions. The Collateral Agent shall instruct First Union to disburse funds from the First Union Cash Collateral Account to the Company unless and until First Union has been notified by the Collateral Agent that a Default or Event of Default has occurred. After the receipt by First Union of any such notice and during the continuance of any Default or Event of Default, the Collateral Agent shall apply all funds in the First Union Cash Collateral Account to prepay the Notes.

     (b) If required under Section 3.10, the Company and its Subsidiaries shall deposit into the Bankers Trust Cash Collateral Account the Net Proceeds of any Disposition of Equipment constituting Collateral immediately upon receipt thereof. With respect to any item of Collateral that is damaged but has not suffered a Casualty Loss, the net proceeds of any insurance required to be maintained by Section 6.2 or any Security Document shall be deposited into the Bankers Trust Cash Collateral Account if the applicable Security Document requires the Company or its Subsidiaries, Lessee or insurer to pay such proceeds to the Collateral Agent or the Certificate of Title Agent. To the extent Net Proceeds deposited into the Bankers Trust Cash Collateral Account are not used to purchase Eligible Equipment within 12 months after the deposit thereof, unless the Required Noteholders consent in writing, such funds shall be applied as a prepayment of the Notes.

     (c) The Company may withdraw funds from the Bankers Trust Cash Collateral Account only if (i)(A) such funds are applied directly to purchase substitute or additional Eligible Equipment to be owned by the Company and in which the Collateral Agent will be granted a first priority perfected lien (or pursuant to clause
(ii)(B) or (ii)(C) of the definition of Collateral Coverage Ratio, clear title) to secure the Obligations, in each case in transactions closing simultaneously with such withdrawal, or (B) the most recent Appraisal Report of all Equipment constituting Collateral shows that after giving effect to such withdrawal, the MCC Ratio will be satisfied; and (ii) no Default or Event of Default exists and, after giving effect to such withdrawal, no Default or Event of Default shall occur. The Company shall deliver to the Collateral Agent together with any request for a release of funds from the Bankers Trust Cash Collateral Account a certificate with respect to the foregoing provisions of this Section 3.9(c) in the form of attached Exhibit K signed by a Responsible Officer. Upon the occurrence and during the continuance of a Default or an Event of Default, the Collateral Agent shall apply all funds in the Bankers Trust Cash Collateral Account to prepay the Notes.

     3.10 Release of Collateral. The Collateral Agent will, without further authorization from the holders of the Notes, upon the written request of the Company, release or terminate the Security Lien it holds for the benefit of the holders of the Notes,
(i) in any item of Collateral with respect to which a Casualty Loss has occurred, for the sole purpose of permitting recovery of any insurance or other compensation due in respect thereof, if and only if (A) no Default or Event of Default exists or would occur by virtue of such release or termination and (B) the Net Proceeds with respect thereto are deposited in the Bankers Trust Cash Collateral Account or, subject to Section 6.7, Eligible Equipment purchased with such Net Proceeds is subjected to a first priority perfected lien or otherwise satisfies the standards required for inclusion in the Collateral Coverage Ratio or (ii) in any item of Collateral with respect to which the Company intends a Disposition other than a Casualty Loss, if and only if (A)(1) the Net Proceeds of such Disposition shall be deposited simultaneously into the Bankers Trust Cash Collateral Account as provided in Section 3.9 (provided that if such Net Proceeds are not entirely cash, United States Dollars, the Company shall also have deposited cash into the Collateral Account in an amount, or substituted Eligible Equipment that satisfies the standards required for inclusion in the Collateral Coverage Ratio with an Appraised Value, equal to the amount of the noncash proceeds) or (2) the most recent Appraisal Report of all Equipment constituting Collateral shows that after giving effect to such Disposition, the MCC Ratio will be satisfied; and (B) no Default or Event of Default exists or will occur by virtue of such Disposition. The Company shall deliver to the Collateral Agent together with any request for a release of Collateral a certificate with respect to the foregoing provisions of this Section 3.10 in the form of attached Exhibit L signed by a Responsible Officer.

SECTION 4.     EVIDENCE OF ACTS OF NOTE HOLDERS.

          4.1 Execution by Note Holders or Agents. Any request, consent, demand, authorization, notice, waiver or other action required or permitted by this Agreement to be given or taken by the holders of the Notes may be embodied in and evidenced by one or more instruments of substantially similar tenor and may be signed or executed by such holders in person or by agent or agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company and the Collateral Agent.

          4.2 Future Holders Bound. Any request, consent, demand, authorization, notice, waiver or other action of the holder of any Note shall bind every future holder of the same Note and the holder of every Note issued in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Company in pursuance of such action irrespective of whether or not any notation in regard thereto is made upon such Note.


SECTION 5.     DEFAULTS - REMEDIES.

          5.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall become due and such default shall continue for more than five Business Days;
     or

          (b) Default shall occur in the payment of any scheduled principal on any Note and such default shall continue for more than five Business Days; or

          (c) Default shall occur in the making of any Make-Whole Amount; or

          (d) Default shall occur in the observance or performance by the Company of any covenant or agreement contained in Section 6.8, 6.16, 6.18 or 6.20; in each case, to be performed by the Company; or

          (e) Default shall occur in the observance or performance by the Company of any covenant or agreement contained in Section 6.7(b) to be performed by the Company which is not remedied to the satisfaction of the Required Noteholders within 180 days of the occurrence thereof; or

          (f) Default shall occur in the observance or performance of any provision of this Agreement (excluding defaults described in clauses (a) through (e) above) or any other Note Document; in each case, to be performed by the Company, which is not remedied to the satisfaction of the Required Noteholders within 30 days after the occurrence thereof, or any of the Note Documents shall cease to be in full force and effect; or

          (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the sale or delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (h) (i) Default shall occur in the repayment of any principal of or the payment of any interest on any Approved Subordinated Debt or breach shall occur in any term of any evidence of such Debt the effect of which is to permit acceleration of such Approved Subordinated Debt, (ii) default shall occur in the repayment of any principal of or the payment of any interest on any Debt of the Company other than any Approved Subordinated Debt, or breach shall occur in any term of any evidence of such Debt, in each case exceeding, in the aggregate outstanding principal amount, $1,000,000 (including undrawn committed or available amounts and including amounts owing to all creditors under a syndicated or combined credit arrangement), or (iii) breach or violation of any term or provision of any evidence of Debt referred to in the preceding clause (ii) and of any other loan agreement, mortgage, indenture, guaranty or other agreement relating thereto shall occur, the effect of which is to permit acceleration under the applicable instrument, loan agreement, mortgage, indenture, guaranty or other agreement, whether or not waived by the note holder or obligee, and such failure shall not have been cured within the applicable cure or grace period, or there is an acceleration under the applicable instrument, loan agreement, mortgage, indenture, guaranty or other agreement; or

          (i) There shall have occurred a change in the assets, liabilities, financial condition, operations, affairs or prospects of the Company, which, in the reasonable determination of Required Noteholders, has, either individually or in the aggregate, had a Material Adverse Effect; or

          (j) (i) Any corporation or Person, or a group of related corporations or Persons, shall acquire
     (A) beneficial ownership of in excess of fifty percent (50%) of the outstanding Stock or other voting interest having ordinary voting power to elect a majority of the directors, managers or trustees of the Company (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) or (B) all or substantially all of the Property of the Company, or
     (ii) a majority of the board of directors of the Company, at any time, shall be composed of Persons other than
     (A) Persons who were members of the board of directors of the Company on the date of this Agreement, or (B) Persons who subsequently become members of the board of directors of the Company and who either (1) are appointed or recommended for election with the affirmative vote of a majority of the directors in office as of the date of this Agreement or (2) are appointed or recommended for election with the affirmative vote of a majority of the board of directors of the Company who are described in clauses (ii)(A) and (ii)(B)(1) above, or (iii) during any consecutive 24-month period more than two out of the top five Company's senior management as of the date of this Agreement shall have ceased to devote substantially all of their business time to managing the Company; or

          (k) (i) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan or Multiemployer Plan; (ii) a notice of intent to terminate a Plan or Multiemployer Plan under Title IV of ERISA shall be filed; (iii) a notice shall be received by the plan administrator of a Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such plan or appoint a trustee to administer such plan;
     (iv) any other event or condition shall exist which might, in the opinion of the Required Noteholders, constitute grounds under Title IV of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (v) the Company or any ERISA Affiliate shall withdraw from a Multiemployer Plan; (vi) any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, shall exist with respect to any Plan; (vii) the actuarial present value of the benefit liabilities under any Plan shall exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities (for this purpose, the term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA); (viii) a liability to or on account of a Plan or Multiemployer Plan is incurred under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or
     (ix) a Plan amendment shall result in an increase in current liability such that the Company or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; and in case of the occurrence of one or more events or conditions described in clauses (i) through (ix) above, such events or conditions are more likely than not to result in an aggregate liability of the Company and ERISA Affiliates, as determined in good faith by the Required Noteholders, in excess of five percent (5%) of Consolidated Tangible Net Worth, and such liability shall not be covered in full, for the benefit of the Company, by insurance maintained with financially sound and reputable insurance companies that are not Affiliates; or

          (l) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against any of the Company or any of its Subsidiaries or against any of its property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (m) Any of the Company or any of its Subsidiaries causes or suffers an order for relief to be entered with respect to it under applicable federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for it or for the major part of its property; or

          (n) A custodian, trustee or receiver is appointed for any of the Company or any of its Subsidiaries, or for the major part of its property and is not discharged within 30 days after such appointment; or

          (o)  Bankruptcy, reorganization, insolvency
     proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against any of the Company or any of its Subsidiaries and, if instituted against it, are consented to or are not dismissed within 60 days after such institution.

          5.2 Notice of Claimed Default. If the holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give written notice within three Business Days of such event to the Collateral Agent and all holders of the then Outstanding Notes.

          5.3 Acceleration of Maturities. When any Event of Default described in Section 5.1(a), (b) or (c) has happened and is continuing, any holder of any Note may, and when any Event of Default described in Sections 5.1(d) through (k), inclusive, of
Section 5.1 has happened and is continuing, the Required Noteholders may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in Sections 5.1(l) through (o), inclusive, has occurred, then all of the then Outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. The Notes are not prepayable except as provided in Article 3. Accordingly, any acceleration following an Event of Default shall be deemed to be a breach of Article 3, and the Company shall pay to each holder of the then Outstanding Notes the entire principal balance of, and accrued interest on, the Notes plus, to the extent permitted by law, the Make-Whole Amount as liquidated damages reasonably calculated to compensate such holder for loss of its bargain and not as a penalty. The Company acknowledges that the right of the holders of the Notes to maintain their investment free and clear of prepayment (except as specifically provided in Section 3.4) is a valuable right and the provision for payment of the Make-Whole Amounts by the Company if the Notes are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances. Without limiting the provisions of Section 9.17, the Company further agrees, to the extent permitted by law, to pay to the holders of the then Outstanding Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holders' attorneys for all services rendered in connection therewith.

          5.4  Rescission of Acceleration.  The provisions of
Section 5.3 are subject to the condition that if the principal of and accrued interest on all or any of the then Outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Sections 5.1(d) through (k), inclusive, the Required Noteholders may, by written instrument filed with the Company and the Collateral Agent, rescind and annul such declaration and the consequences thereof; provided that at the time such declaration is annulled and rescinded:

          (a) No judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) All arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or Make-Whole Amounts on the Notes which have become due and payable solely by reason of such declaration under Section 5.3) shall have been duly paid; and

          (c) Each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 8.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

          5.5  Default Remedies.

     (a) The exercise of remedies under this Agreement and the other Note Documents are granted to the holders from time to time of the Outstanding Notes and are delegated by such holders to the Collateral Agent or the Certificate of Title Agent, as applicable, to the extent set forth in this Agreement, the Collateral Agency Agreement, the Certificate of Title Agency Agreement and the other Note Documents. Pursuant to the Collateral Agency Agreement and the Certificate of Title Agency Agreement, the Collateral Agent and the Certificate of Title Agent, respectively, shall exercise such remedies for the equal and proportionate benefit and security of the holders from time to time of the Outstanding Notes and for the enforcement of the prompt and complete payment when due of all sums due in connection with this Agreement, the Notes and each of the other Note Documents and for the performance and observance by the Company of the covenants, obligations and conditions to be performed and observed by the Company and all other parties, other than the Collateral Agent, the Certificate of Title Agent and the holders of Outstanding Notes, to this Agreement and each of the other Note Documents.

     (b) If an Event of Default exists, the Collateral Agent and the Certificate of Title Agent, as applicable, may exercise all of the rights and remedies delegated or granted to it under this Agreement, the Collateral Agency Agreement, the Certificate of Title Agency Agreement or any of the other Note Documents, and all of the rights and remedies herein or therein conferred, it being expressly understood that no such remedy is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or therein or now or hereafter existing at law or in equity or by statute, and may be exercised from time to time as often as may be deemed expedient by the Collateral Agent or the Certificate of Title Agent, as applicable.

     (c) If an Event of Default exists, the Collateral Agent or the Certificate of Title Agent, as applicable, to the extent it may lawfully do so, may also, with or without proceeding with sale or foreclosure or demanding payment of the Notes, without notice, appropriate and apply to the payment of the Obligations all or any portion of the Collateral in its possession and any and all balances, credits, deposits accounts, reserves, or other monies due or owing to the Company held by or for the benefit of the Collateral Agent or the Certificate of Title Agent, as applicable, under this Agreement, any of the other Note Documents or otherwise.

     (d) All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Company contained in this Agreement, or in any document referred to herein or in any agreement supplementary hereto or in any of the other Note Documents, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Company contained herein.

          5.6  Other Enforcement Rights.

     (a) The Collateral Agent may (but unless first requested so to do by the Required Noteholders and furnished with indemnity satisfactory to it pursuant to the Collateral Agency Agreement shall not be under any obligation to) proceed to protect and enforce this Agreement, the Notes and each other Note Document by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein granted, or for foreclosure thereunder, or for the appointment of a receiver or receivers for the foreclosure thereunder, or for the appointment of a receiver or receivers for the Collateral or any part thereof, for the recovery of judgment for the Obligations or for the enforcement of any other proper legal or equitable remedy available under Requirements of Law.

     (b) In the event that an Event of Default has occurred and is continuing and there shall be pending any case or proceeding for the bankruptcy or for the reorganization or arrangement of the Company under the federal bankruptcy laws or any other Requirements of Law, or in connection with the insolvency of the Company, or in the event that a custodian, receiver or trustee shall have been appointed for the Company or any of its Properties, or in the event of any other proceedings in respect of the Company or any of its Properties, (i) the Collateral Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent and of the holders of the Notes allowed in any judicial proceedings relative to the Company or its Properties, and (ii) irrespective of whether the principal of all of the Notes shall then be due and payable as therein expressed, by proceedings for the payment thereof, by declaration or otherwise, the Collateral Agent shall be entitled and empowered to file and prove a claim for the whole amount of principal, Make-Whole Amounts (if any) and interest owing and unpaid in respect of the Notes, and any other sum or sums owing thereon or pursuant thereto or hereto, and to collect and receive any monies or other Property payable or deliverable on any such claim, and to distribute the same after the deduction of all amounts due it hereunder, under the other Note Documents and the Collateral Agency Agreement; and any receiver, custodian, assignee or trustee in bankruptcy, trustee or debtor in reorganization or trustee or debtor in any proceedings for the adoption of an arrangement is hereby authorized by each holder of any Note, by the acceptance of the Note or Notes held by it, to make such payments to the Collateral Agent, and, if the Collateral Agent shall consent to the making of such payments directly to the holders of the Notes, to pay to the Collateral Agent all amounts due it hereunder and under the other Note Documents or the Collateral Agency Agreement.

     (c) Notwithstanding anything in this Agreement or any other Note Document to the contrary, the Required Noteholders shall have the right, at any time, by an instrument or instruments in writing executed and delivered to the Collateral Agent or the Certificate of Title Agent, as applicable, and providing for indemnity satisfactory to it pursuant to the Collateral Agency Agreement or the Certificate of Title Agency Agreement, respectively, to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions hereof and thereof; provided, that such direction shall not be otherwise than in accordance with the provisions of Requirements of Law.

          5.7  Effect of Sale, etc.

     (a) To the maximum extent permitted by law, any sale or sales pursuant to the provisions hereof or of any other Note Document, whether under the power of sale granted thereby or pursuant to any legal proceedings, shall operate to divest the Company of all right, title, interest, claim and demand whatsoever, either at law or in equity, of, in and to the Collateral, or any part thereof, so sold, and any Property so sold shall be free and clear of any and all rights of redemption by, through or under the Company. At any such sale the holder of any Note may bid for and purchase the Property sold and may make payment therefor as set forth below, and any holder of Notes so purchasing any such Property, upon compliance with the terms of sale, may hold, retain and dispose of such Property without further accountability.

     (b) The receipt by the Collateral Agent, the Certificate of Title Agent or by any Person authorized under any judicial proceedings to make any such sale, of the proceeds of any such sale shall be a sufficient discharge to any purchaser of the Collateral, or of any part thereof, sold as aforesaid; and no such purchaser shall be bound to see to the application of such proceeds, or be bound to inquire as to the authorization, necessity or propriety of any such sale. In the event that, at any such sale, any holder of Notes is the successful purchaser, it shall be entitled, for the purpose of making settlement or payment, to use and apply its Notes by crediting thereon the amount apportionable and applicable thereto out of the net proceeds of such sale.

          5.8 Delay or Omission; No Waiver. No course of dealing on the part of the Collateral Agent or the Certificate of Title Agent, as applicable, or any holder of Notes nor any delay, omission or failure on the part of the Collateral Agent or the Certificate of Title Agent or any holder of Notes to exercise any right or power shall exhaust or impair such right or power or operate as a waiver of such right or power or prevent its exercise during the continuance of a default or otherwise prejudice the Collateral Agent's or the Certificate of Title Agent's or such holder's rights, powers and remedies. Every right and remedy given by this Article 5 or by law to the Collateral Agent or the Certificate of Title Agent or any holder of Notes may be exercised from time to time as often as may be deemed expedient by the Collateral Agent's, the Certificate of Title Agent's or such holder's rights, powers and remedies.

          5.9 Restoration of Rights and Remedies. If the Collateral Agent or the Certificate of Title Agent, as applicable, shall have instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding shall have been continued or abandoned for any reason, or shall have been determined adversely to the Collateral Agent, then and in every such event, the Collateral Agent or the Certificate of Title Agent, as applicable, the Company and the holders of the Notes shall, to the maximum extent permitted by law and subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter rights and remedies of the Collateral Agent or the Certificate of Title Agent, as applicable, shall continue as though no such proceeding had been instituted.

          5.10 Application of Sale Proceeds. The proceeds of any exercise of rights with respect to the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder shall be paid to and applied as follows:

          (a) First, to the payment of (i) costs and expenses of foreclosure or suit or other exercise of a right or remedy, if any, and (ii) all fees, expenses, liabilities and advances, including legal expenses and attorneys' fees, incurred or made hereunder, the Collateral Agency Agreement or the Certificate of Title Agency Agreement or under any of the other Note Documents by the Collateral Agent or the Certificate of Title Agent or the holders of the Notes and (iii) all taxes or assessments superior to the Security Lien held by the Collateral Agent hereunder, except any taxes or assessments subject to which said sale may have been made;

          (b) Second, to the payment to the holders of the Notes of the amounts then due, owing or unpaid on the Notes for principal, interest and Make-Whole Amounts, if any; and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Notes, then ratably according to the aggregate of such principal and the accrued and unpaid interest and Make-Whole Amounts, if any, with application on each Note to be made, first, to unpaid interest thereon, second, to unpaid Make-Whole Amounts, if any, and third, to the unpaid principal thereof; and

          (c) Third, to the payment of the surplus, if any, to the Company and its successors and assigns.

     If there be a deficiency, the Company shall remain liable therefor and shall forthwith pay the amount of any such deficiency to the Collateral Agent to be distributed in the same order set forth above in this Section 5.10.

          5.11 Cumulative Remedies. No waiver by the Collateral Agent or the Certificate of Title Agent or by the holder of any Note of any default, whether such waiver be full or partial, shall extend to or be taken to affect any subsequent default, or to impair the rights resulting therefrom except as may be otherwise expressly provided herein. No remedy hereunder is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or otherwise existing, nor shall the giving, taking or enforcement of any other or additional security, collateral or guaranty for the payment of or performance of the Obligations secured pursuant to this Agreement operate to prejudice, waive or affect the security of this Agreement or any other Note Document or any rights, powers or remedies hereunder or thereunder, nor shall the Collateral Agent or the Certificate of Title Agent or any holder of any Note be required to first look to, enforce or exhaust such other or additional security, collateral or guaranties.

          5.12 Limitations on Suits.

     (a) No holder of any Note shall have the right to institute any suit, action or proceeding at law or in equity, for the execution of any power of this Agreement or for any other remedy under or upon this Agreement or any other Note Document, unless (i) the Required Noteholders shall have made written request upon the Collateral Agent or the Certificate of Title Agent, as applicable, to exercise the remedies granted to it under this Agreement, the Collateral Agency Agreement, the Certificate of Title Agency Agreement or the other Note Documents or to institute such action, suit or proceeding in its own name; (ii) such holders shall have offered to the Collateral Agent or the Certificate of Title Agent, as applicable, the indemnity satisfactory to it as provided under the Collateral Agency Agreement or the Certificate of Title Agency Agreement; and (iii) the Collateral Agent or the Certificate of Title Agent, as applicable, shall have refused or omitted to comply with such request for a period of 15 days after such written request shall have been received by it.

     (b) Such notification, request, offer of indemnity and refusal or omission are hereby declared, in every case, to be conditions precedent to the exercise by any holder of a Note of any remedy hereunder; it being understood and intended that no one or more holders of Notes shall have any right in any manner whatever by its or their action to enforce any right under this Agreement, except in the manner herein provided, and that all judicial proceedings to enforce any provision of this Agreement shall be instituted, had and maintained in the manner herein provided and for the equal benefit of all holders of the then Outstanding Notes.

          5.13 Suits for Principal and Interest. Nothing in any provision of this Agreement, the Notes or any other Note Document shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and Make-Whole Amounts (if any) and interest on the Notes to the respective holders of the then Outstanding Notes on the dates when due, and at the place in such Notes expressed, whether upon acceleration or otherwise, or affect or impair the right of action, which is also absolute and unconditional, of such holders to institute suit to enforce such payment by virtue of the contract embodied in the Notes.

          5.14 Undertakings. Each of the parties to this Agreement and to each other Note Document agrees, and each holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require in any suit for the enforcement of any right or remedy under this Agreement or such other Note Document, or in any suit against the Collateral Agent or the Certificate of Title Agent for any action taken or omitted by it as the Collateral Agent or the Certificate of Title Agent, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claim or defenses made by such party litigant; but the provisions of this
Section 5.14 shall not apply to any suit instituted by the Collateral Agent or the Certificate of Title Agent, to any suit instituted by any Note holder, or group of Note holders, holding more than 33% in aggregate principal amount of the then Outstanding Notes, or to any suit instituted by any Note holder for the enforcement of the payment of the principal of, or interest or Make-Whole Amounts (if any) on, any Note, on or after the date when such Note or portion thereof shall have become due.

          5.15 Waiver by the Company. To the extent it lawfully may do so, the Company hereby covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale made under any judgment, order or decree based on any of the Notes or this Agreement or any other Note Document; and, to the extent it lawfully may do so, the Company hereby expressly waives and relinquishes all benefit and advantage of any and all such laws and hereby covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders of the Notes or delegated to the Collateral Agent or the Certificate of Title Agent, as applicable, but it will suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

SECTION 6.     COMPANY COVENANTS.

          6.1 Company Existence, Etc. The Company will, and will cause each of its Subsidiaries to, preserve and keep in force and effect (i) its company existence, (ii) all licenses and permits necessary to the proper conduct of its business and (iii) all qualifications in each jurisdiction where the nature of its business or the Property owned by it makes such qualification necessary.

          6.2  Insurance.

     (a) The Company will maintain and keep in force, or will cause to be maintained and kept in force (to the extent not otherwise maintained and kept in force in compliance with any Security Document, but without limiting in any manner the insurance required to be maintained and kept in force under any such Security Document) insurance of the types and in amounts then customarily carried in lines of business similar to that of the Company and its Subsidiaries, including fire, extended coverage, public liability, property damage, environmental hazard and workers' compensation, in each case carried with financially sound and reputable insurance companies, excluding in any event all Affiliates of the Company except to the extent of Permitted Affiliate Insurance (subject to commercial reasonableness as to each type of insurance). Except where otherwise required (i) by the applicable insurance market,
(ii) a Lease under which the Equipment is leased on the Closing Date, or (iii) a Lease for aircraft, all such policies of property insurance shall carry endorsements naming the Collateral Agent as sole loss payee (form BFU 438 or equivalent). Whether or not the Collateral Agent is designated as sole loss payee under any policy required to be maintained under this Section 6.2(a), insurance proceeds under all such policies shall be allocated and paid in accordance with the applicable Security Document. All policies required to be maintained under this Section 6.2(a) shall carry endorsements naming the Collateral Agent and each Note holder as an additional insured, and in each case indicating that (A) any loss thereunder shall be payable to the Collateral Agent or the holders of the Notes then Outstanding, as the case may be, notwithstanding any action, inaction or breach of representation or warranty by the Company or any Lessee; (B) there shall be no recourse against the Collateral Agent or any Note holder for payment of premiums or other amounts with respect thereto, and (C) at least 30 days' prior written notice of cancellation, lapse or material change in coverage shall be given to the Collateral Agent by the insurer. Without limiting the foregoing, the insurance coverage required to be maintained under this Section 6.2(a) shall insure all Equipment constituting Collateral at not less than the greater of the applicable Lease stipulation value or the Appraised Value.

     (b) The Company shall provide each of the Purchasers and the Collateral Agent at the closing of the sale of the Notes, and each of the holders of the then Outstanding Notes on or before January 1 of each year thereafter, with a certificate evidencing the maintenance by it of policies for such insurance.

          6.3 Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, promptly pay and discharge all Charges imposed upon it or upon or in respect of all or any part of its Property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any of its Property; provided that it shall not be required to pay any such Charge, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any of its Property or any material interference with the use thereof by it, and (ii) if required under GAAP, the Company or the applicable Subsidiary shall set aside on its books reserves deemed by it to be adequate with respect thereto. The Company will and will cause each of its Subsidiaries to, promptly comply in all material respects with all Requirements of Law, including without limitation, all Requirements of Law relating to health, safety or the environment.

          6.4 Maintenance, Etc. The Company will, and will cause each of its Subsidiaries to, maintain, preserve and keep its assets (whether owned in fee or a leasehold or other interest) in good repair and working order in accordance with industry standards and from time to time will, subject to Sections 3.9 and 3.10, make all repairs, replacements, and restorations as are consistent with industry standards for prudent operation.

          6.5  Agreement to Deliver Security Documents.

          (a) The Company shall from time to time take all steps necessary or advisable to validate, perfect or maintain the security interest of the Collateral Agent or the Certificate of Title Agent, as applicable, for the benefit of itself and the holders of the Notes, in, or to defeat the assertion by any third party of any material adverse claim with respect to, any interest, right or remedy of the Collateral Agent or the Certificate of Title Agent, as applicable, or the holders of the Notes in, to or under all or any part of the Collateral, including causing to be marked on the first page and signature page of each document comprising chattel paper (including all Leases other than rental agreements relating to rental yard trailers) a legend that such chattel paper is the one and only executed original of such chattel paper as verified by the original signature of a Responsible Officer of the Collateral Agent or the Certificate of Title Agent, as applicable, in the space provided and is subject to a security interest in favor of the Collateral Agent or the Certificate of Title Agent, as applicable, for the benefit of itself and the holders of the Notes. In addition, the Company hereby irrevocably authorizes the Collateral Agent and the Certificate of Title Agent, as applicable, to the extent permitted by law, to execute and deliver, in the Company's name and on the Company's behalf, such instruments and documents as may, in the Collateral Agent's or the Required Noteholders' reasonable judgment, be necessary or desirable to evidence or protect the Collateral Agent's or the Certificate of Title Agent's, as applicable, duly perfected, first priority security interest in and to the Collateral, subject only to the Permitted Liens, and to execute and file, in the Company's name and on the Company's behalf, financing statements (including amendments and continuation statements) and other security perfection documentation in such jurisdictions where it may be necessary or appropriate to validate, perfect or maintain the Collateral Agent's or the Certificate of Title Agent's, as applicable, first priority security interest in and to the Collateral, subject only to the Permitted Liens. Notwithstanding the conditions to Closing in the Note Purchase Agreement, but without limiting the generality of the foregoing, the Company shall submit for re-registration with the Collateral Agent the aircraft registered in Australia with Bank of America as lienholder on or before July 29, 1994, and shall cause evidence thereof to be delivered to the Collateral Agent by such date. The Company shall also take such further action with respect to the Collateral Agent's security interest in the Collateral as shall be reasonably required by the Collateral Agent or the Required Noteholders from time to time.

          (b) The Company may from time to time request that Collateral be reregistered or retitled in a new jurisdiction. The Collateral Agent and the Note holders shall permit such retitling to occur provided that the following conditions are satisfied: (i) the chief financial officer of the Company certifies that no Default or Event of Default exists or would result from the reregistration or retitling of the Collateral involved, (ii) the Company and/or the mortgagor executes a mortgage or other security document containing provisions substantially similar to the Security Document under which such Collateral was initially granted to the Collateral Agent (the "New Mortgage") or other documentation that when filed or registered will satisfy the standards set forth in the definition of Collateral Coverage Ratio ("Other Documentation"), and (iii) the Company obtains a legal opinion from counsel in such new jurisdiction (which counsel shall be acceptable to the Collateral Agent) addressing the following issues in a form that (together with the exceptions contained therein) is acceptable to the Collateral Agent: (A) the New Mortgage or the Other Documentation, as applicable, is valid, binding and enforceable against the Company and/or the mortgagor (subject to bankruptcy and equitable principles exceptions), (B) the New Mortgage or the Other Documentation, as applicable, is in proper form and may be enforced by the Note holders or the Collateral Agent in accordance with the terms thereof, and no filing or other action regarding the New Mortgage or the Other Documentation, as applicable (that has not been duly taken), is customary or required in connection with the execution, delivery, performance, or enforcement of the New Mortgage or the Other Documentation, as applicable, and (C) the execution, delivery, performance and enforcement of the New Mortgage or the Other Documentation, as applicable, is not and will not be subject to any tax, duty, fee or other charge, including, without limitation, any registration, transfer or withholding tax, stamp duty or similar levy, imposed by or within the new jurisdiction or any political subdivision or taxing authority thereof, except for such charges as have been paid by the Company upon the retitling or reregistration of the Company involved and upon the recording or filing of the New Mortgage or Other Documentation, as applicable.

          (c) On or before the expiration of each Lease existing on the date hereof covering the Collateral (each such lease being an "Old Lease") and prior to or contemporaneously with taking possession of any newly acquired Equipment constituting Collateral, the Company shall use, and shall cause PLM Rental and PLM Australia to use, its commercially reasonable efforts to enter into one or more new or renewal Leases (which, in the case of newly acquired Equipment constituting Collateral, may include a lease to which the Equipment is subject at the time of acquisition and which is assumed by the Company in accordance with the terms thereof) (each such Lease being a "New Lease") covering the items of Equipment covered by the Old Lease or so acquired, as the case may be.
Except with respect to Rental Yard Trailers with respect to clauses
(ii) and (iii) below, in which case, the following requirements shall only be effective upon the request of the Collateral Agent or the Required Noteholders, the Company shall, and shall cause PLM Rental and PLM Australia to, (i) only enter into New Leases containing notice to the Lessee thereunder of the Collateral Agent's or the Certificate of Title Agent's, as applicable, security interest in all payments due to the lessor thereunder and requiring (in language acceptable to counsel for the Required Noteholders) such Lessee to make all such payments at the direction of the Collateral Agent or the Certificate of Title Agent, as applicable, upon notice with respect thereto from the Collateral Agent or the Certificate of Title Agent, as applicable, (ii) deliver to the Collateral Agent or the Certificate of Title Agent, as applicable, no later than five Business Days after any Equipment becomes subject to a New Lease or any extension of an existing Lease, an original executed chattel paper counterpart of such New Lease or amendment to an existing Lease, if the Equipment being leased has an Appraised Value of $500,000 or more, and (iii) the Company shall use its commercially reasonable efforts to ensure that all New Leases will (A) require the Lessee thereunder to make all payments due thereunder without abatement, set off or counterclaim for any reason and (B) will otherwise contain terms upon which a lender would lend against the rental payments thereunder on a non-recourse basis (without regard to the creditworthiness of the Lessee).

          (d) At the Closing, the Company delivered to the Collateral Agent certain undated letters to Lessees notifying Lessees to pay all amounts due under their applicable leases to the Bankers Trust Cash Collateral Account Agreement, in the form of Exhibit O. The Company shall duly execute and deliver to the Collateral Agent such additional letters in substantially the form set forth in Exhibit O as the Collateral Agent may request from time to time with respect to Lessees. The Collateral Agent shall not deliver any letter described in the immediately preceding sentence to any Lessee until the Required Noteholders notify the Collateral Agent, which notice may be sent only upon the occurrence of any Event of Default. Upon the receipt of such notice, the Collateral Agent shall send such letters to the Lessees.

          6.6 Payment of Notes and Maintenance of Office. The Company will punctually pay or cause to be paid the principal and interest (and Make-Whole Amounts, if any) to become due in respect of the Notes according to the terms thereof. The Company will maintain an office where notices, presentations and demands in respect of this Agreement or the Notes may be made. Such office shall be maintained at the address specified for the Company in or pursuant to Section 9.3 until 30 days after such time as the Company shall notify the holders of the Notes of any change of location of such office. The Company will also maintain an office or agency where the Notes may be presented for registration of transfer, exchange or replacement as provided in Article 2. The Company hereby initially designates the principal corporate office of the Company in San Francisco, California as its agency for such purpose. The Company will give to the holders of the Notes prior written notice of any change of location of any such office or agency. If the Company shall fail to maintain any such office or agency (and this sentence shall not be deemed to waive such failure), such presentations may be made at the address specified for the Company in or pursuant to Section 9.3.

          6.7  Nature of Business; Diversification of Assets.

     (a) The Company will not engage in any business other than as is directly related to the ownership, brokerage, investment in, lease and maintenance of equipment held for lease or sale and the public and private syndication of investment programs in any of the foregoing businesses.

     (b) The Company shall cause no more than 50% of the Equipment constituting Collateral (determined on the basis of Appraised Value from time to time) to be in any one transportation sector (e.g. aircraft, marine vessels, marine containers, storage containers, railcars, or trailers). Without limiting the foregoing, the Company shall ensure that each category of Equipment constituting Collateral listed below shall not exceed the percentages set forth opposite its category (determined on the basis of Appraised Value) of the aggregate Equipment constituting Collateral:

         Type of Equipment Maximum Percentage of Collateral

         Any one item of Equipment         15%
         Marine Containers                10%

          6.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes (i) first, to repay the Debt due under the Bank of America Credit Facility, (ii) second, subject to
Section 6.16, to repurchase, to the extent of up to $3,000,000, capital stock of the Company, and (iii) third, as to the remainder of such proceeds, for other legal purposes in the ordinary course of business of the Company and its Subsidiaries, subject to all provisions of the Note Documents. No proceeds from the sale of the Notes shall be used for any other purpose.

          6.9 Deposit of Payments Under Approved Subordinated Debt. No later than July 30, 1994, the Company will deposit in a restricted, segregated deposit account at the Collateral Agent cash in the amount required to repay in full the Approved Subordinated Debt described in clauses (i) and (ii) of the definition thereof.

          6.10 Sale of Equipment. Except for Leases in the ordinary course of business of the Company or its Subsidiaries, the Company shall not and shall not permit or suffer any of its Subsidiaries to, directly or indirectly, whether in one or a series of transactions, Dispose of any of its or their respective Equipment that is included in its then current MCC Ratio, other than Dispositions in accordance with the terms of Sections 3.9 and 3.10.

          6.11 Minimum Collateral Coverage Ratio. The Company and its Subsidiaries shall maintain at all times a Collateral Coverage Ratio of not less than 200% (the "MCC Ratio").

          6.12 Maximum Note Balance to Net Worth Ratio.  The
Company and its Subsidiaries shall maintain at all times a Note
Balance to Net Worth Ratio of not more than 100%.

          6.13 Minimum Consolidated Net Worth. The Company and its Subsidiaries shall maintain at all times a Consolidated Net Worth of not less than $40,000,000.

          6.14 Minimum Consolidated Interest Coverage Ratio.  The
Company and its Subsidiaries shall maintain a Consolidated Interest Coverage Ratio, as at the last day of any of the Company's fiscal quarters, of not less than 225%.

          6.15 Maximum Funded Debt Maintenance Ratio. The Company and its Subsidiaries shall maintain at all times a Funded Debt
Maintenance Ratio of not more than 65%.

          6.16 Restricted Payments.

     (a) None of the Company or, with respect to item (iv) below only, any Subsidiary will except as hereinafter provided:

          (i) Declare or pay any dividends either in cash or property, on any shares of its capital stock of any class; or

          (ii) Redeem, repurchase or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, other than preferred stock that reverts to the Company automatically upon the termination of the ESOP;

          (iii) Make any other payment or distribution in respect of its capital stock, other than stock options granted to employees as compensation; or

          (iv) Make any Investments in Subsidiaries or Joint
     Venturers, except for Investments permitted by Sections
     6.21(b), (d), (f), (g), (h), (i), (j) or (k).

(such declarations or payments of dividends, redemptions, purchases, payments, distributions or Investments collectively, the "Restricted Payments"), except during any calendar year, to the extent of (1) 50% of Positive Cash Flow for each preceding calendar year from and including 1993 through the immediately preceding calendar year (the "Applicable Period") less (2) 100% of Negative Cash Flow for each calendar year in the Applicable Period and (3) less the aggregate amount of any Restricted Payments made by the Company prior to the date on which the applicable Restricted Payment is being determined.

     (b) The Company will not declare any dividend which is a Restricted Payment payable more than 60 days after the date of declaration thereof.

     (c) In addition to the restrictions in Section 6.16(a), neither the Company nor any of its Subsidiaries shall make any Investment in any Person nonconsolidated with the Company for the purpose of or having the effect of repaying Debt of such Person.

          6.17 Limitation on Liens. None of the Company or any of the Subsidiaries will, without the prior written consent of the Required Noteholders, create or incur, or suffer to be incurred or to exist, any Lien on its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors, or pledge the Stock of any Subsidiary, except for the following Liens ("Permitted Liens"):

          (a) Liens for Charges or levies and liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
     Section 6.3;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which it shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of property or assets (including warehousemen's and attorneys' liens and statutory landlords' liens), or to secure statutory obligations, or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d)  Reservations, exceptions, easements,
     rights-of-way, conditions, restrictions, leases, and other similar title exceptions or encumbrances affecting real property that were not incurred in the borrowing of money and that, individually and in the aggregate, do not materially detract from the value of such property or materially interfere with the use in the ordinary conduct of its business as such business is proposed to be conducted;

          (e) Liens granted to the holders of the Notes or the Collateral Agent, securing the Notes or other
     Obligations;

          (f)  Liens on Property of the Company or its
     Subsidiaries not constituting Collateral securing Debt excluded from the definition of Funded Debt;

          (g) Liens on Property of Unrestricted Subsidiaries securing Indebtedness for Borrowed Money in an aggregate amount not to exceed $10,000,000 of such Unrestricted
     Subsidiaries; and

          (h)  Liens on the segregated deposit account
     described in Section 6.9 for payment of Approved
     Subordinated Debt.

          6.18 Mergers, Consolidations, Etc. None of the Company or any of its Subsidiaries will, without the prior written consent of the Required Noteholders, (i) consolidate with or be a party to a merger with any other Person or (ii) Dispose, directly or indirectly, in one transaction or a series of transactions, of all or substantially all of its assets or (iii) form or own any interest in any subsidiary, partnership or other entity except as permitted under Section 6.21; provided, that the Company may merge with one or more of its wholly-owned Subsidiaries if the Company is the survivor of the merger. If the Required Noteholders fail to notify the Company that they are refusing their consent to a transaction for which their consent is required under this Section on or before the 60th day after the Company requests such consent in writing, the Required Noteholders will be deemed to have consented to such transaction. If the Required Noteholders consent (or are deemed to consent) to a transaction covered by this Section 6.18, (A) if the closing of such transaction does not occur with 60 days after such consent (or deemed consent) the Company must request consent to such transaction again, and (B) no transaction covered by clauses (i) or (ii) of this Section 6.18 shall become effective unless and until the successor or acquiror agrees to assume all of the Company's obligations under the Note Documents in form satisfactory to the Required Noteholders.

          6.19 Transactions with Affiliates. None of the Company or any of its Subsidiaries will enter into or be a party to any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

          6.20 Repurchase of Notes. None of the Company or any of its Subsidiaries may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the then Outstanding Notes at the same time and upon the same terms. In case the Company or any Subsidiary repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

          6.21 Investments. The Company shall not make or suffer to exist, or permit or suffer any of its Subsidiaries to make or suffer to exist, any Investments in any Person, except (subject to Section 6.16) the following:

     (a) Investments existing on the Closing Date and specifically disclosed on Schedule 6.21;

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within 180 days from the date of acquisition thereof; (ii) commercial paper maturing no more than 180 days form the date of creation thereof and currently rated at least "A-1" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.; (iii) certificates of deposit, maturing no more than 180 days from the date of investment therein, issued by commercial banks incorporated under the laws of the United States of America, or any State thereof, and each having combined capital, surplus and undivided profits of not less than $200,000,000 and currently rated at least "A-1" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.; (iv) time deposits, maturing no more than 180 days from the date of creation thereof, with commercial banks having membership in the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and (v) demand deposits on deposit in accounts maintained at any FDIC insured bank;

     (c)  the Investment by the Company pursuant to the Company
ESOP Credit Agreement;

     (d) Investments by FSI or TEC consisting of purchases by FSI or TEC of limited partnership units (or loans by FSI or TEC to the affected limited partnership convertible into limited partnership units) in syndicated offerings, sponsored by FSI or TEC, of limited partnership units of limited partnerships in which FSI or TEC is a general partner, which investments are made by FSI or TEC for the purpose of satisfying minimum purchase requirements for the release of proceeds from impound accounts;

     (e) Investments in the form of intercompany loans or advances to or in the Company, by any Subsidiary of the Company if and only if, at the request of the Required Noteholders, the Subsidiary making such loan or advance executes a subordination agreement subordinating such Debt to the Notes and the Obligations;

     (f) Deposits on, or Investments in, the Equipment by the Company;

     (g) Investments by the Company or FSI consisting of capital contributions to PLM Securities Corp., solely to the extent necessary to enable PLM Securities Corp., to comply with the net capital requirements to which it is subject as a broker-dealer registered with the National Association of Securities Dealers;

     (h) Investments by the Company consisting of capital contributions to Transportation Equipment Indemnity Company, Ltd., solely to the extent necessary at the time such Investment is made, based on financial calculations performed by KPMG Peat Marwick, or of other independent public accountants of recognized national standing, to enable Transportation Equipment Indemnity Company, Ltd. to comply with the Bermuda insurance code or any governmental regulations pertaining thereto;

     (i) Investments by FSI or TEC in existence as of February 1, 1988, and other Investments by FSI and TEC, consisting in each case of purchases by FSI or TEC of limited partnership units (or loans by FSI or TEC to the affected limited partnership convertible into limited partnership units) in syndicated offerings, sponsored by FSI or TEC, of limited partnership units of limited partnerships in which FSI or TEC is a general partner, which investments are made by FSI or TEC for the purpose of satisfying minimum purchase requirements for the release of proceeds from impound accounts; provided that the aggregate amount of Investments not in existence as of February 1, 1988 shall not exceed $3,000,000 (without giving effect to any write-down) at any time and further, provided no such Investment shall have remained outstanding for a period in excess of 120 days;

     (j) Investments by FSI or TEC in any limited partnership of which FSI or TEC is the general partner or in any corporation of which FSI or TEC is manager; provided that (i) such Investment does not exceed a nominal initial investment plus unreimbursed organizational and offering expenses incurred as a sponsor of such limited partnership or corporation, which are syndications of investment funds, (ii) all Debt of such Person shall be Non-Recourse to the Company and its Subsidiaries except FSI or TEC, as applicable, and (iii) such Person shall be engaged in a business reasonably similar to any of the businesses engaged in by the Company and its Subsidiaries as of the date of this Agreement;

     (k) Investments by the Company in TEC Acquisub, Inc.
consisting of capital contributions solely to the extent necessary to make down payments of up to 20% of the purchase price of Equipment acquired by TEC Acquisub, Inc.;

     (l)  Investments by the Company in Subsidiaries and Joint
Ventures to the extent permitted under Section 6.16;

     (m)  Investments by the Company or TEC in Residual Interests;
and

     (n)  Investments by the Company in leveraged leases.

          6.22 Notice of Default and Event of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, the Company shall deliver to the Collateral Agent and the holders of the then Outstanding Notes a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

          6.23 Reports and Rights of Inspection. The Company will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company and the Subsidiaries, in accordance with generally accepted principles of accounting consistently maintained (except for changes disclosed in the financial statements furnished pursuant to this Section 6.23 and concurred in by the Independent Public Accountants referred to in Section 6.23(b)), and will furnish to each holder of the then Outstanding Notes and the Collateral Agent (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each calendar year, copies of:

               (i)  consolidated balance sheets of the
          Company and its Subsidiaries and their respective successors as of the close of such period, and

               (ii) consolidated statements of income, cash flows and owners' equity of the Company and its Subsidiaries and their respective successors for the portion of the calendar year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding calendar year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by an authorized financial officer of the Company;

          (b) Annual Statements. As soon as available and in any event within 120 days after the end of each calendar year, copies in duplicate of:

               (i)  consolidated balance sheets of the
          Company and its Subsidiaries and their respective successors as of the close of such calendar year, and

               (ii) consolidated statements of income, cash flows and owners' equity of the Company and its Subsidiaries and their respective successors for such calendar year,

     in each case setting forth in comparative form the figures for the preceding calendar year, all in reasonable detail and accompanied by an unqualified opinion thereon of a firm of an Independent Public Accountant selected by the Company to the effect that the financial statements have been prepared in accordance with generally accepted accounting principles and that the examination of such accountants in connection with such financial statements has been made in accordance with GAAP and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit, if any, of the Company made by independent accountants;

          (d)  Compliance Certificates.  As soon as
     practicable and in any event within 60 days after the end of each fiscal quarter of the Company (including, without limitation, the fiscal quarter of the Company most recently completed prior to the date hereof), except with respect to the final fiscal quarter of each fiscal year, in which case as soon as possible and in any event within 120 days after the end of such fiscal quarter, a Compliance Certificate dated on the execution date thereof but effective as of the last day of such fiscal quarter, duly executed by a Responsible Officer of the Company, with appropriate insertions satisfactory to the Required Noteholders, in their sole discretion;

          (e) SEC Filings. As soon as available and in no event later than five Business Days after the same shall have been filed with the SEC, a copy of each Form 8-K Current Report, Form 10-K Annual Report, Form 10-Q Quarterly Report, Annual Report to Shareholders, Proxy Statement or Registration Statement of the Company or any of its Subsidiaries;

          (f) Aged Accounts Receivable and Delinquency Reports. Within 30 days after the last day of each calendar month (including, without limitation, each of the three months most recently ended prior to the date hereof), a report showing the aggregate aged accounts receivable of rental payments due under Leases and, as to rental payments more than 90 days past due from a single Lessee which exceed $25,000, after applicable reserves, a description of such delinquent obligations, identifying the amount of the rental payment due but not paid, the name of the Lessee under such Lease, and information explaining or otherwise relating to the failure of the rental payments to have been received when due;

          (g) Equipment Disposition Report. Within 60 days after the last day of each calendar quarter, a Disposition Report of all Equipment constituting
     Collateral as to which a Disposition occurred during such quarter;

          (h)  Casualty Loss Report.  Within 45 days after any
     Casualty Loss affecting Collateral having an Appraised
     Value of $1,000,000 or greater, a report describing such Casualty Loss;

          (i)  Equipment Substitution Report.   Within 60 days
     after the last day of each calendar quarter, a Substitution Report of all Equipment acquired by the Company and added to the Collateral during such month;

          (j)  Annual Report and Additional Reports of
     Appraised Value. (i) As soon as available and in any event within 120 days after the end of each calendar year, and at any time as required by the Required Noteholders (but in no event (A) more often than once per calendar year per category of Equipment (in addition to the required annual report) or (B) within 90 days from the most recent report from an Independent Appraiser under this Section 6.23(j)) a report from the Independent Appraiser which sets forth the Appraised Value of each item of Equipment constituting Collateral, and (ii) within 60 days after the end of each calendar quarter, a report from the Company which sets forth the Appraised Value of each Item of Equipment constituting Collateral and is otherwise in a form, and is based on assumptions satisfactory to, the Required Noteholders.

          (k) Master Lease Summary Report. Within 45 days after the last day of each calendar quarter, a report listing each item of Equipment constituting Collateral and the Capitalized Cost thereof, and including with respect to each such item (other than with respect to (i) Rental Yard Trailers, (ii) marine vessels subject to a Marine Vessel Pooling Arrangement, and (iii) marine containers subject to a Marine Container Pooling Arrangement), showing the Lease with respect thereto and describing, as to each such Lease, the Lessee thereunder, the then current monthly rental payment thereunder, the initial term thereof, the scheduled expiration date thereof and such other information relating to such Lease as the Required Noteholders may reasonably require, and listing separately with respect to all (1) Rental Yard Trailers, (2) marine containers subject to Marine Container Pooling Arrangements and (3) marine vessels subject to Marine Vessel Pooling Arrangements, the aggregate utilization thereof and the aggregate lease or rental revenue obtained therefrom, in each case based on the best information then reasonably available to the Company;

          (l) ERISA. (i) Promptly and in any event within ten days after the Company knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of a Responsible Officer of the Company setting forth details as to such Reportable Event and the action which the Company or an ERISA Affiliate, as appropriate, proposes to take with respect thereto; (ii) promptly and in any event within ten days after the Company knows or has reason to know of the occurrence of any Prohibited Transaction that could result in liability, directly or indirectly, to the Company or an ERISA Affiliate, a written notice signed by a Responsible Officer of the Company specifying the nature thereof, what action the Company or the ERISA Affiliate, as appropriate, is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, the Department of Labor or the PBGC with respect thereto, (iii) promptly after receipt of each actuarial report for any Plan and each annual report for any Multiemployer Plan, true and complete copies of each such report, (iv) immediately upon becoming aware that a Multiemployer Plan has been terminated, that the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or that the PBGC has instituted or intends to institute proceedings under Title IV of ERISA to terminate a Multiemployer Plan, a written notice signed by a Responsible Officer of the Company specifying the nature of such occurrence and any other information relating thereto requested by the Agent, (v) promptly and in any event within ten days after the Company knows or has reason to know of any condition existing with respect to a Plan that presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Company or any ERISA Affiliate a statement of a Responsible Officer of the Company describing such condition; (vi) at least ten days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (vii) at least ten days prior to the filing thereof with the Secretary of the Treasury, a copy of any application by the Company or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code; (viii) promptly and in no event more than ten days after the filing thereof with the IRS, copies of each annual report which is filed on Form 5500, together with certified financial statements for the Plan (if any) as of the end of the applicable plan year and actuarial statements on Schedule B to such Form 5500; (ix) promptly and in any event within ten days after it knows or has reason to know of any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of a Responsible Officer of the Company describing such event or condition; (x) promptly and in no event more than ten days after receipt thereof by the Company or any ERISA Affiliate, a copy of each notice received by the Company or an ERISA Affiliate concerning the imposition of any withdrawal liability with respect to a Multiemployer Plan; (xi) promptly after receipt thereof a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC or the IRS with respect to any Plan or Multiemployer Plan; provided, that this subsection; and
     (xii) shall not apply to notices of general application promulgated by the PBGC or the IRS;

          (m) Supplemental Information; Notice of Material Adverse Effect, Default or Event of Default. Immediately upon becoming aware of any event that has resulted in or could reasonably be expected to result in a Material Adverse Effect, Default or Event of Default, notice with respect thereto, and if no notice under this Section 6.23(m) or Section 6.22 is given within any calendar year, within 60 days after the end of each such calendar year, a certificate by a Responsible Officer of the Company stating that no Material Adverse Effect, Default or Event of Default has occurred during such calendar year and that the Company was in compliance with the covenants contained in Article 6 during such calendar year;

          (n) Supplemental Disclosure. Immediately upon becoming aware of any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by the Company in this Agreement or any of the other Note Documents (including all Schedules and Exhibits hereto or thereto) or which is necessary to correct any information set forth or described by the Company hereunder or thereunder or in connection herewith which has been rendered inaccurate thereby;

          (o)  Requested Information.  With reasonable
     promptness, such other data and information as the Collateral Agent, the Rating Agency or any holder of the then Outstanding Notes may reasonably request; and

          (p) Information Required by Rule 144A. The Company will, upon the request of the holder of any Outstanding Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

Without limiting the foregoing, the Company will permit each holder of a then Outstanding Note that is a financial institution or an insurance company or that represents holders of at least 10% in aggregate principal amount of the Outstanding Notes (or such Persons as any of them may designate), (in each case while a Default or Event of Default has occurred and is continuing at the Company's expense with respect to out-of-pocket expenses) to visit and inspect, the Company's books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the Company's affairs, finances and accounts with its respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Note holders and their respective designees the finances and affairs of the Company) all at such reasonable times and as often as may be reasonably requested.

          6.24 Amendment of Note Documents. Without the prior written consent of the Required Noteholders, the Company will not amend in any material respect any one or more of the Note
Documents.

          6.25 Subordinated Debt.

     (a) The Company shall not make any payment in respect of any Approved Subordinated Debt other than regularly scheduled installments of principal, interest and fees, in and to the extent provided for under the terms of such Approved Subordinated Debt as presently existing or as amended hereafter as permitted by this Agreement; provided, however that no such payment shall be made if, as of the date of such payment, any Event of Default or Default shall have occurred and be continuing or if, immediately after giving effect to such payment, any Event of Default or Default would have occurred. Notwithstanding the foregoing, regularly scheduled payments of principal and interest under the Principal Mutual Note Agreement may be made unless prohibited by the terms of
Section 9 thereof, as in effect on the date of this Agreement or subsequently amended as permitted by this Agreement.

     (b) The Company shall not amend or modify any provision contained in any documentation relating to the Approved Subordinated Debt or the Company's Series A Cumulative Convertible Preferred Stock to which the Company is a party (i) relating to the principal, interest or repayment schedule of any of such Debt or relating to dividends payable with respect to such Preferred Stock or (ii) the amendment or modification of which could reasonably be expected to materially and adversely affect the holders of the Notes, except as approved by the Required Noteholders in accordance with the terms hereof, and the Company shall not permit any of its Subsidiaries to amend or modify any provision contained in any documentation relating thereto to which such Subsidiary is a party.

          6.26 Distributions by Subsidiaries. The Company shall cause each Subsidiary to distribute to the Company all of its available cash to the extent it is not reasonably necessary for the operation of such Subsidiary's business.

          6.27 Further Assurances. In addition to the obligations and documents that this Agreement requires the Company to perform, the Company shall (and shall cause any of its Subsidiaries to) promptly upon request by the Collateral Agent or the Required Noteholders do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Collateral Agent or the Required Noteholders, as the case may be, may reasonably require from time to time in order
(i) to effectuate the purposes of this Agreement or any other Note Document, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Note Documents and the Security Liens intended to be created thereby, and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent and the Required Noteholders the rights granted or now or hereafter intended to be granted to the Collateral Agent or the Required Noteholders under any Note Document or the Collateral Agency Agreement or under any other document executed in connection therewith.

          6.28 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise fall within the limitations of, another covenant, shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

SECTION 7.     COLLATERAL AGENT.

     The Company hereby covenants and agrees to pay the Collateral Agent from time to time, and the Collateral Agent shall be entitled to, compensation as agreed for all services rendered by it hereunder and under the other Note Documents and in the exercise and performance of any of its powers and duties hereunder and thereunder, which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust, and the Company covenants and agrees to pay or reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with the provisions of this Agreement, the Collateral Agency Agreement or the other Note Documents (including the reasonable compensation and the expenses and disbursements of its counsel and of all the Persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its gross negligence or wilful misconduct. Except as is expressly set forth in this Agreement or the Note Documents, the Collateral Agent agrees that it shall have no right against any Holder for the payment of compensation for its services hereunder or under any of the Note Documents or any expenses or disbursements incurred in connection with the exercise and performance of its powers and duties hereunder or thereunder or any indemnification against liability that it may incur in the exercise and performance of such powers and duties, but on the contrary shall, subject to the provisions hereof, look solely to the Company for such payment and indemnification. THE COMPANY HEREBY INDEMNIFIES THE COLLATERAL AGENT FOR, AND HOLDS IT HARMLESS AGAINST, ANY LOSS, LIABILITY OR EXPENSE INCURRED WITHOUT GROSS NEGLIGENCE OR WILFUL MISCONDUCT ON ITS PART, ARISING OUT OF OR IN CONNECTION WITH THE ACCEPTANCE OR ADMINISTRATION OF THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE COLLATERAL AGENCY AGREEMENT, INCLUDING THE COSTS AND EXPENSES OF DEFENDING ITSELF AGAINST ANY CLAIM OR LIABILITY IN CONNECTION WITH THE EXERCISE OR PERFORMANCE OF ANY OF ITS POWERS OR DUTIES HEREUNDER AND UNDER THE NOTE DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY LOSS, LIABILITY OR EXPENSE RELATING TO FEDERAL, STATE, LOCAL, OR FOREIGN LAW, INCLUDING SECURITIES, ENVIRONMENTAL LAW AND COMMERCIAL LAW OR OTHER REQUIREMENTS OF LAW, WHICH ARISES UNDER COMMON LAW OR AT EQUITY OR IN CONTRACT OR OTHERWISE. THE FOREGOING INDEMNITY SHALL COVER LOSSES, LIABILITIES OR EXPENSES RESULTING FROM THE ORDINARY NEGLIGENCE OF THE COLLATERAL AGENT, WHETHER SOLE, JOINT, CONTRIBUTORY OR CONCURRENT.

SECTION 8.     AMENDMENTS, WAIVERS AND CONSENTS.

          8.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if and only if the Company shall have obtained the consent in writing of the Required Noteholders; provided that without the written consent of the holders of all of the then Outstanding Notes, no such waiver, modification, alteration or amendment shall be effective (i) which will extend the time of payment of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment, alteration or modification or to take any other action or give any other consent under this Agreement; and further provided that without the consent in writing of the Collateral Agent, no such waiver, modification, alteration or amendment shall be effective which will change Section 5.10(a), Article 7 or this
Section 8.1.

          8.2 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the then Outstanding Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 9.     MISCELLANEOUS; EXPENSES, TAXES AND INDEMNIFICATION.

          9.1 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder can be assigned by the Company without the prior written consent of the Required Noteholders. Subject to the immediately preceding sentence, whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all the covenants, promises and agreements in this Agreement contained by or on behalf of the Company shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.

          9.2 Partial Invalidity. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

          9.3 Communications. All communications provided for herein shall be in writing and shall be (unless otherwise required by the specific provision hereof in respect of any matter) delivered personally, deposited in the United States mail, first class, or sent by telecopy or telefax and confirmed by United States first class mail, addressed as follows:

          If to the Company:

               PLM International, Inc.
               One Market
               Steuart Street Tower, Suite 900
               San Francisco, CA 94105-1301
               Attn:  Chief Financial Officer and General Counsel
               Telecopy:  (415) 905-7256
               Telephone number:  (415) 974-1399

          If to the holders of the Notes, to the addresses set forth on Schedule 1.

          If to the Collateral Agent:

               Bankers Trust Company
               Four Albany Street
               New York, NY 10006
               Attn:  Corporate Trust and Agency Group, Corporate
Services
               Telecopy:  (212) 250-6961
               Telephone number:  (212) 250-6648

or to any such party at such other address as any such party may designate by notice duly given in accordance with this Section to the other parties. All notices shall be effective only upon receipt.

          9.4 Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the laws of the State of Texas (without regard to conflicts of laws principles) and applicable federal law.

          9.5 Maximum Interest Payable. Each of the Company and the holders of the Notes specifically intend and agree to contractually limit the amount of interest payable under this Agreement, the Notes and all other Note Documents to the maximum rate or amount of interest permitted under applicable law. If applicable law is ever construed so as to render usurious any amounts called for under this Agreement, the Notes or any other Note Document, or contracted for, charged, taken, reserved or received with respect to the extension of credit evidenced hereby and thereby, or if acceleration of maturity of any of the Notes or if any prepayment by the Company results in the Company having paid, or demand having been made on the Company to pay, any interest in excess of that permitted by applicable law, then all excess amounts theretofore received by the holder or holders of the Notes shall be credited on the principal balances of the Notes (or, if the Notes have been or would thereby be repaid in full, refunded to the Company), and the provisions of this Agreement, the Notes and the other Note Documents and any demand on the Company shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder shall immediately be reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Notes does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and no holder of the Notes intends to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to any holders of the Notes, for the use, forbearance or detention of the indebtedness evidenced hereby and thereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling. As used herein, the term "interest" means interest as determined under applicable law, regardless of whether denominated as interest in this Agreement, the Notes or the other Note Documents. The provisions of this Section 9.5 shall control over all other provision of this Agreement, any Notes and any other Note Documents.

          9.6 Counterparts. This Agreement may be executed, and delivered in any number of counterparts, each of such counterparts constituting an original but all together only one Agreement.

          9.7 Headings etc. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect. All references herein or in any other Note Document to the masculine, feminine or neuter gender shall also include and refer to each other gender not so referred to.

          9.8 Amendments. This Agreement may, subject to the provisions of Article 8 hereof, from time to time and at any time, be amended or supplemented by an instrument or instruments in writing executed by the parties hereto.

          9.9 Benefits of Agreement Restricted to Parties and Note Holders. Nothing in this Agreement expressed or implied is intended or shall be construed to give to any Person other than the Company, the holders of the Notes and the Collateral Agent and their respective permitted successors and assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provision herein contained; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Company, the holders of the Notes and the Collateral Agent and their respective permitted successors and assigns.

          9.10 Waiver of Notice. Whenever in this Agreement the giving of notice by mail or otherwise is required, the giving of such notice may be waived only in writing by the Person or Persons entitled to receive such notice.

          9.11 Holidays. In any case where the date of maturity of interest or principal on the Notes or the date fixed for any payment (in whole or in part) of any Note or the day for performance of any act or the exercising of any right, as provided herein, shall not be a Business Day, then payment of such interest on or principal of the Notes may be made or such act performed or right exercised, on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided herein.

          9.12 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or combination or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, consistently applied, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

          9.13 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          9.14 Exhibits. All references herein to Exhibits or Schedules shall be to the Exhibits and Schedules attached to this Agreement unless the context otherwise requires reference to an exhibit or schedule to another document. All Exhibits and Schedules attached to this Agreement are made a part hereof for all purposes.

          9.15 Satisfaction and Discharge of Agreement. If at any time (a) the Company shall pay and discharge the entire indebtedness on all Notes hereunder by paying or causing to be paid the principal of, and Make-Whole Amounts (if any) and interest on, all Notes hereunder, as and when the same become due and payable or
(b) all such Notes shall have been cancelled as herein provided (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced as provided in
Section 2.6); and if the Company shall also pay and perform or cause to be paid and performed all other Obligations, then and in that case this Agreement shall cease, terminate, and become null and void, and thereupon the Collateral Agent shall, upon written request of the Company and any other relevant party to the Note Documents forthwith execute proper instruments acknowledging satisfaction of and discharging this Agreement and releasing all Liens held by it pursuant to the terms hereof; provided that the provisions of Article 7, Sections 9.17 and 9.19 and this
Section 9.15 shall survive the satisfaction and discharge of this Agreement.

          9.16 Conflicts with Security Documents. In the event that any covenants of the Company contained herein conflict directly with any covenants of the Company contained in any other Note Document, this Agreement shall control. It is the intent of the parties hereto that any apparent conflict between any Note Document and this Agreement shall be construed, to the greatest extent possible, to avoid any such conflict.

          9.17 Expenses of Transaction. The Company will pay and will indemnify and hold each Note holder harmless in respect of all of the following:

          (a) all costs and expenses incurred by the Note holders in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement or any other Note Documents or any document contemplated by or referred to herein or therein or the consummation of the transactions contemplated hereby and thereby, including the reasonable attorneys' fees and expenses (for its regular or special counsel and local counsel as appropriate), incurred by the Note holders with respect thereto;

          (b) all costs and expenses incurred by the Note holders in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Notes) under this Agreement or any other Note Documents, or any document contemplated by or referred to herein or therein, including reasonable attorneys' fees and expenses (for its regular or special counsel and local counsel as appropriate), incurred by the Note holders;

          (c) appraisal, audit, environmental inspection and review, search and filing costs, fees and expenses, incurred or sustained in connection with the matters referred to under paragraphs (a) and (b) of this section; and

          (d) fees, costs and expenses, if any, incurred by the Note holders with respect to the Collateral Agent or to the Rating Agency and the NAIC to maintain ratings therefrom.

Without limiting the generality of the foregoing, the Company shall pay, within 30 days after receipt thereof, all invoices of special and local counsel to the Note holders with respect to the Closing.

          9.18 Taxes, Etc. The Company agrees to pay all governmental taxes, assessments and other Charges (except income, gross receipts, ad valorem, intangibles, franchise or other similar taxes imposed on the Collateral Agent or the Note holders), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of the Note Documents or the issuance of the Notes by reason of any existing or hereafter enacted federal, state, local or foreign statute, and to indemnify and hold the Collateral Agent and the Note holders and each of their successors and assigns harmless against liability in connection with any such taxes, assessments or other Charges.

          9.19 Indemnification. To the fullest extent permitted by applicable law, the Company agrees to protect, indemnify, defend and hold harmless each Note holder and each of their respective directors, officers, employees and agents and any Person who controls any Note holder within the meaning of the Securities Act (each an "Indemnitee" and collectively, the "Indemnitees") from and against any liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for all reasonable attorneys' fees and expenses and other fees and disbursements of consultants of such Indemnitees in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitees shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation, including securities, Environmental Law and commercial law or other Requirement of Law, which arises under common law or at equity or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by the Indemnitees, or any of them arising out of or relating to this Agreement or any other Note Documents, or any document contemplated by or referred to herein or therein, except the Company shall have no liability under this Section 9.19 to any Indemnitee to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee (collectively, the "Indemnified Matters"). THE FOREGOING INDEMNITY SHALL COVER LOSSES, LIABILITIES OR EXPENSES RESULTING FROM THE ORDINARY NEGLIGENCE OF THE INDEMNITEES, WHETHER SOLE, JOINT, CONTRIBUTORY OR CONCURRENT. Upon receiving notice of any suit, claim or demand asserted by any Person that any Note holder believes is covered by this indemnity, such Note holder shall give the Company notice of the matter and an opportunity to defend it, at the Company's sole cost and expense, with legal counsel reasonably satisfactory to such Note holder. The obligations of the Company under this
Section 9.19 shall survive the payment and performance of the Obligations and the termination of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.19 may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

          9.20 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and the other Note Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings with respect thereto, including without limitation, the "PLM International, Inc. - Summary of Certain Terms of Senior Secured Notes" draft dated June 16, 1994.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                              PLM INTERNATIONAL, INC.

                              By: /s/Stephen Peary
                                   Stephen Peary, Senior Vice
                                   President

                              SUN LIFE INSURANCE COMPANY
                              OF AMERICA

                              By: /s/Sam Tillinghast
                                   Sam Tillinghast, Authorized
                                   Agent

                              By: /s/Fred Van Etten
                                   Fred Van Etten, Authorized Agent


                              AMERICAN LIFE AND CASUALTY
                              INSURANCE COMPANY

                              By: /s/John H. Rahill
                              Name:  John Rahill,
                              Title: Vice President

                              ALEXANDER HAMILTON LIFE
                              INSURANCE COMPANY OF AMERICA

                              By: /s/William Lang
                              Name:  William Lang,
                              Title: Vice President


                              REPUBLIC WESTERN INSURANCE
                              COMPANY

                              By: /s/Bradley Newman
                              Name:  Bradley Newman,
                              Title: Treasurer